September 21, 2023

TO OUR STOCKHOLDERS:
On behalf of the Board of Directors and Executive Committee of Coty Inc., I cordially invite you to the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Coty Inc. to be held via live audio webcast over the Internet at www.virtualshareholdermeeting.com/coty2023 at 8:30 a.m., Eastern Time, on Thursday, November 2, 2023.
Under the leadership of Sue Nabi, Coty has made significant progress against its strategic objectives since they were announced in November 2021, reclaiming the Company’s status as a global beauty powerhouse. At the end of fiscal year 2023, the results mark the third consecutive year that Coty has delivered strong financial, operational and strategic performance as the Company delivered its twelfth consecutive quarter of results in-line to ahead of expectations, while consistently executing across its strategic growth pillars. In addition, Coty is making tangible progress on its sustainability agenda being committed to driving sustainable innovation across the business. I offer my deep appreciation to Sue, the Executive Committee and all Coty team members for their commitment and focus in delivering Coty’s goals. We are confident that the Coty team will continue to make strong progress across each of our strategic pillars.
In fiscal year 2023, the composition of the Board of Directors has changed. In January 2023, Lubomira Rochet was appointed to our Board of Directors joining on January 2, 2023. Erhard Schoewel resigned as a director on March 8, 2023 after serving on the Board in various capacities since 2006. As a result of these changes, Coty’s Board of Directors has a majority of female directors (six of the eleven directors).
Details about the Annual Meeting, nominees for election to the Board of Directors and other matters to be acted on at the Annual Meeting are presented in the Notice of 2023 Annual Meeting of Stockholders and Proxy Statement that follow.
It is important that your stock be represented at the Annual Meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card or following the voting instruction accompanying these materials, as described below. If you wish to vote in accordance with directors’ recommendations, all you need to do is sign, date and return the card or voting instruction.
Please vote over the Internet, by telephone or by completing and returning the proxy card in the enclosed envelope whether or not you plan to attend the virtual Annual Meeting.
You may virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/coty2023 on the meeting date. If you virtually attend the Annual Meeting and wish to vote at the Annual Meeting, you may do so by revoking your proxy at any time so long as you are the holder of record of your shares. If you are not the holder of record, you must follow your broker’s procedures for obtaining a legal proxy in order to vote your shares at the Annual Meeting.
Thank you for your support.

Sincerely,

Peter Harf
Chairman of the Board

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
COTY INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
September 21, 2023
To Coty Inc. Stockholders:
The Annual Meeting of Coty Inc. (the “Company”) will be held via audio webcast over the Internet at www.virtualshareholdermeeting.com/coty2023 at 8:30 a.m., Eastern Time, on Thursday, November 2, 2023 (the “Annual Meeting”). This means that you can attend the Annual Meeting online, vote your shares electronically and submit questions during the online meeting by visiting the above mentioned Internet site. The principal business of the Annual Meeting will be the consideration of the following matters:
1.To elect the eleven directors named in this proxy statement;
2.    To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;
3.    To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2024;
4. To vote on a stockholder proposal regarding a report on plastic packaging reduction, if properly presented at the meeting; and
5.    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
This proxy statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the Annual Meeting. The close of business on September 8, 2023 has been fixed as the date for determining the holders of shares of the Company’s Class A Common Stock and Series B Convertible Preferred Stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By order of the Board of Directors,

Kristin Blazewicz
Chief Legal Officer & Secretary
WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY VOTE AND SUBMIT YOUR PROXY. BY FOLLOWING THE VOTING INSTRUCTIONS ACCOMPANYING THESE MATERIALS, YOU MAY SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON NOVEMBER 2, 2023: The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended June 30, 2023 are available at materials.proxyvote.com/222070.

COTY INC.
350 Fifth Avenue
New York, New York 10118

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 2, 2023

These proxy materials are being made available to you electronically or, if you have requested, printed versions of these materials, have been delivered to you by mail in connection with the solicitation of proxies by the Board of Directors of Coty Inc. (the “Company”, “we” or “us”), a Delaware corporation, for our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:30 a.m. Eastern Time (“ET”) on Thursday, November 2, 2023 via the Internet at www.virtualshareholdermeeting.com/coty2023.
When used in these proxy materials, the term “includes” and “including” means, unless the context otherwise indicates, including without limitation.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Proxy Materials and Voting Information
1.    What are proxy materials?
A proxy statement is a document which includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares (your “shares”) of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) and/or of the Company’s Series B Convertible Preferred stock, par value $0.01 per share (“Series B Preferred Stock”), at the Annual Meeting. The proxy materials include our proxy statement for the Annual Meeting (this “Proxy Statement”), our Annual Report to Stockholders (including our Annual Report on Form 10-K for the fiscal year ended June 30, 2023) (“Annual Report”), and the proxy card or a voting instruction card for the Annual Meeting.
This Proxy Statement contains information about the Annual Meeting and was prepared by our management. We sent a Notice of Internet Availability of Proxy Materials (the “Notice”), and made these proxy materials and the Notice available online, on or about September 21, 2023 to stockholders of record entitled to receive notice of the Annual Meeting. All stockholders may access the proxy materials online and download printable versions of the proxy materials or request a printed set of the proxy materials by following the instructions in the Notice. As a stockholder, you are invited to attend the virtual audio Annual Meeting online and are requested to vote on the items of business described in this Proxy Statement.
2.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.
3.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with SEC rules, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of the close of business on September 8, 2023 (the “Record Date”).
4.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding”, is intended to provide extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize their broker to discontinue mailings of multiple annual reports and proxy statements by contacting their broker.
We will promptly deliver to a stockholder who received one copy of the Notice as a result of “householding” a separate copy upon the stockholder’s written or oral request directed to Investor Relations at Coty Inc., 350 Fifth Avenue, New York, New York 10118 or (212) 389-7300.
5.    Who is entitled to vote at the Annual Meeting?
Only stockholders of record of our Class A Common Stock and Series B Preferred Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting. Each stockholder of record is entitled to one vote per share of Class A Common Stock. On the Record Date, there were 857,827,369 shares of Class A Common Stock issued and outstanding and 146,057 shares of Series B Preferred Stock issued and outstanding.
Holders of the Series B Preferred Stock are entitled to vote with the holders of the Class A Common Stock on an “as converted” basis as set out in the Certificate of Designations for the Series B Preferred Stock (“Series B Certificate of Designations”). The Series B Preferred Stock is convertible, in whole or in part, at any time at the option of the holder, into shares of Class A Common Stock at an initial conversion rate of 160.2564 shares of Class A Common Stock per share of Series B Preferred Stock, subject to certain anti-dilution adjustments and accounting for accrued dividends through the designated date, as described in the Series B Certificate of Designations. As of the Record Date, the Series B Preferred Stock is convertible in the aggregate into 23,807,281 shares of Class A Common Stock and provides 163.000 votes per share of Series B Preferred Stock.
Registered Stockholders. The Notice was provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting.
Beneficial Stockholders. The Notice was forwarded to you by your broker or nominee. Your broker or nominee is considered the stockholder of record of those shares and you are considered to hold your shares in “street name”. Beneficial owners are also invited to virtually attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares virtually at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of your proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

6.    What items of business will be voted on at the Annual Meeting? How does the Board of Directors (the “Board”) recommend I vote on these items and what are the voting standards?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions or Withhold Votes (for Director Elections)	Effect of “Broker Non-Votes”	Board Recommendation
Proposal 1: Election of Directors	For or withhold for each director nominee.	A plurality of votes — nominees receiving the highest number of affirmative votes will be elected (up to the total number of available board seats).	No effect.	No effect.	Our Board recommends a vote FOR each director nominee.
Proposal 2: Approval of Advisory Resolution on Named Executive Officer Compensation	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	No effect.	Our Board recommends a vote FOR the approval of the advisory resolution on named executive officer compensation.
Proposal 3: Ratification of Appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	Brokers have discretion to vote.	Our Board recommends a vote FOR ratification of the appointment of Deloitte.
Proposal 4: Stockholder Proposal Regarding a Report on Plastic Packaging Reduction	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	No effect.	Our Board recommends a vote AGAINST the stockholder proposal regarding a report on plastic packaging reduction.
The advisory resolutions to approve named executive officer compensation (Proposal 2) is not binding on the Company. However, the Remuneration and Nomination Committee (the “RNC”), which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders and will take into account the outcome of the vote when making future compensation and governance decisions. The result of the stockholder proposal regarding a report on plastic packaging reduction (Proposal 4) is not binding on the Company.

7.    How do I cast my vote if I am a stockholder of record entitled to vote at the Annual Meeting?
If you are a stockholder of record entitled to vote at the Annual Meeting, you can vote your shares by proxy electronically, by telephone or by mail by following the instructions set forth below:
Voting Electronically. You can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

Voting By Telephone. You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Voting By Mail. If you have requested and received a printed copy of the proxy materials by mail, you may complete, sign and return the proxy card by mail to Coty Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.
Voting at the Annual Meeting. Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/coty2023. You will need your control number included on your Notice or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.
The procedures for voting online, by telephone, by mail and virtually at the Annual Meeting comply with Delaware law and are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
8.    Is there a deadline for submitting proxies electronically or by telephone or mail?
Proxies submitted electronically or by telephone as described above must be submitted by 11:59 p.m. ET on November 1, 2023.
Proxies submitted by mail must be received before the close of the Annual Meeting on November 2, 2023.
Each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions, regardless of the submission method used.
9.    What if I am a stockholder of record entitled to vote at the Annual Meeting and do not specify a choice for a matter when returning a proxy?
All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. If you properly submit a proxy but do not provide specific voting instructions, your shares will be voted:
1.    FOR the election of each nominee as director;
2.    FOR the advisory resolution on the compensation of our named executive officers;
3.    FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm; and
4.    AGAINST the stockholder proposal regarding a report on plastic packaging reduction.
    If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the proxy holders appointed by our Board (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.
10.    What if I am a beneficial owner and do not give voting instructions to my broker?
As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.
Under the rules of the NYSE, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on routine matters but not on non-routine matters. If you hold your shares in street name, it is critical that you cast your vote if you want it to count regarding the election of directors (Proposal 1); the advisory resolution to approve named executive officer compensation (Proposal 2) and the stockholder proposal regarding a report on plastic packaging reduction (Proposal 4), which are considered non-routine matters. Only the ratification of the appointment of the independent registered public accounting firm (Proposal 3) is considered a routine matter.

11.    How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have authority to vote on the non-discretionary item and has not received voting instructions from its clients.
Broker non-votes, withheld votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not considered votes “cast” under Delaware law, they will have no effect on the approval of Proposals 1, 2 and 4, except where brokers may exercise their discretion on routine matters, as discussed above.
12.    What constitutes a quorum?
A quorum will be present if holders of a majority of the outstanding voting power of our Class A Common Stock and Series B Preferred Stock entitled to vote and voting together as a single class at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld are included in the count to determine if a quorum is present.
13.    What can I do if I change my mind after I vote my shares? Can I revoke my proxy?
At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:
•giving written notice to our Corporate Secretary revoking your proxy;
•by submitting a later-dated proxy by telephone or electronically before 11:59 p.m. ET on November 1, 2023;
•by a later-dated mailed proxy received before the close of the Annual Meeting on November 2, 2023; or
•by voting online at the Annual Meeting.
14.    Who will count the vote?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.
15.    May I see a list of stockholders entitled to vote as of the Record Date?
At least ten calendar days prior to the Annual Meeting, a list of registered stockholders as of the close of business on the Record Date will be available for examination by any stockholder for any purpose germane to the meeting.
16.    How do I attend the Annual Meeting virtually?
We will host the Annual Meeting live online via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/coty2023. The webcast will start at 8:30 a.m. ET. Stockholders may vote and submit questions while attending the Annual Meeting online. In order to enter the Annual Meeting, you will need the 16-digit control number included on your Notice, the instructions that accompanied your proxy materials or your proxy card (if you received a printed copy of the proxy materials). Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/coty2023. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.
17.     Why is the Annual Meeting a virtual, online meeting?
As we have done in prior years, our Annual Meeting will be a virtual meeting of stockholders using cutting edge technology, conducted via live audio webcast. By conducting our annual meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and broader participation by enabling stockholders to participate from any location around the world and improves our ability to communicate more effectively with our stockholders during the meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to submit questions during the meeting.

18.    Who will pay the cost of solicitation?
We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our employees and directors, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.
19.    How can I access the Notice, Proxy Statement and Annual Report? How can I sign up for electronic delivery of proxy materials?
Our Proxy Statement (including the Notice) and Annual Report are available at materials.proxyvote.com/222070.
These proxy materials are also available in the “Investor Relations” section of our website: www.coty.com within the “Reports & Filings” subsection. Instead of receiving future copies of our Proxy Statement (including the Notice) and Annual Report by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.
If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other nominee regarding the availability of this service.
Any stockholder who would like to receive a copy of our Annual Report, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Corporate Secretary, Coty Inc., 350 Fifth Avenue, New York, New York 10118. Our copying costs will be charged if copies of exhibits to the Annual Report are requested.

ENVIRONMENT, SOCIAL and GOVERNANCE (“ESG”)

Environmental & Social Matters
Coty’s sustainability commitment, Beauty That Lasts, is a multi-pillared strategy which aims to contribute to a more sustainable and inclusive future. With a focus on products, planet and people, we see sustainability as the ultimate driver of innovation.
We report annually on our progress towards our sustainability targets through a separate sustainability report. Our sustainability reports and other information on our sustainability initiatives and achievements are available on our website (www.coty.com/sustainability). Changing circumstances, including evolving expectations for sustainability, or changes in standards and the way progress is measured, may lead to adjustments in, or the discontinuation of, our pursuit of certain goals, commitments, or initiatives.
On March 31, 2022, the SEC issued a proposed rule on climate-related disclosures by U.S. public companies. The proposed rule is not yet final. We are unable to predict if or when the rule will be finalized and the extent to which a final rule will apply or deviate from the proposal.
The Beauty of Our Product
Our products have an important role to play in building a sustainable future for the beauty sector. To respond to evolving social and environmental challenges, sustainability is at the heart of our product creation, from design and development through to sourcing of materials.
We are changing the way we design, formulate and manufacture in order to minimize our environmental impact and create innovative products. Since 2020, we have an operational Beauty That Lasts Index in place, which is a qualitative tool for evaluating the social and environmental profile of new product developments.
We have ambition to reduce the amount of packaging we use across our portfolio, while sourcing from more sustainable sources. In fiscal 2023, we introduced refillable packaging solutions into our global portfolio, including Chloé Rose Naturelle Intense Eau de Parfum and Adidas Active Skin and Mind range of shower gels which delivered a packaging weight reduction compared to the original baseline body care range. In addition, we work to reduce the environmental impact of our product formulas and our new products, for example integrating carbon captured alcohol into our fragrances. In fiscal 2023, we launched Gucci, The Alchemist’s Garden, Where My Heart Beats Eau de Parfum, which was the first globally distributed fragrance manufactured using 100% carbon captured alcohol.
We recognize that sustainability efforts require collaboration which goes beyond our own organization. To that end we are members of several industry initiatives, including the Responsible Beauty Initiative and Responsible Mica Initiative, focused on responsible sourcing, and the Sustainable Packaging Initiative for Cosmetics, focused on creating common guidelines and tools for eco-design of packaging. We are also part of the EcoBeautyScore Consortium – a breakthrough initiative which aims to develop an industry-wide environmental scoring system for cosmetics products, with the aim of empowering consumers to make sustainable beauty choices.
We continue to evaluate and modify our processes and activities to further limit our impact on the environment as we implement our sustainability strategy.
The Beauty of Our Planet
Conserving and protecting the natural environment is a vital part of our responsibility as a business. We are committed to minimizing the environmental impact of our operations and preserving resources for generations to come.
During fiscal year 2023, our greenhouse gas emissions targets were approved by the Science Based Target initiative. The targets cover our Greenhouse gas emissions for scopes 1 and 2, renewable electricity commitment and our greenhouse gas reduction for scope 3. We continue to focus on the implementation of these targets with the development of operational plans. We are currently implementing our climate strategy focusing on three focus areas: our product impact, our transportation and the impact of our own operations.

In fiscal 2023, we have extended existing efforts made on our supply chain sites (factories and distribution centers) to our R&D centers and Corporate Offices. Accordingly, our offices and R&D centers are developing energy reduction and transition plans. For example, our Paris Headquarter has now transitioned to renewable electricity and we have completed an extensive energy audit in our Amsterdam Headquarter with very positive results. In our efforts to reduce our impacts on the environment, none of the waste from our factories and distribution centers was sent to landfill, while most was reused, recycled, or composted. We have implemented several measures to reduce water consumption across our plants and distribution centers.
While certain projects are already in execution phase, other projects are in the early stages as we validate their feasibility and explore new ones to achieve our proposed targets. We continue to evaluate and modify our processes and activities to further limit our impact on the environment and to enable the deployment of our climate-related initiatives to meet our proposed targets.
The Beauty of Our People
We are committed to playing our part in creating a more inclusive business and society. We celebrate diversity in all its forms and continue to work towards building a more inclusive business. We recognize the importance of diversity at a leadership level and throughout our whole organization, including diversity of gender, ethnicity, ability, background, religion, gender identity, and sexual orientation. Our Executive Committee and our Board of Directors are majority female. For associates, we rolled out a new training to broaden knowledge of our sustainability framework, Beauty That Lasts. This training introduced the three-pillared framework and included short modules on climate change and DE&I topics such as bias and microaggressions. In July 2022, we implemented a sustainability objective for all employees eligible to the bonus plans, as part of their annual goals. This applies for employees’ fiscal 2023 bonuses. The accomplishment of these objectives is considered when assessing eligibility for annual bonuses.
As of October 2022, we were proud to achieve our commitment to pay equity for similar roles and performance, regardless of gender by reducing the gap in every level of our global management categories. To further gender equality within our business, we also launched a gender-neutral Parental Leave Policy. From November 2022, all employees, regardless of gender, have access to the same number of fully paid weeks of parental leave offered in their local region when starting or extending a family.
We also strive to reflect the communities we serve through our brands, which champion the diversity of beauty and beauty of diversity. In fiscal 2023, Sally Hansen & CoverGirl continued their multi-year partnership with LGBTQ advocacy organization GLAAD. Marc Jacobs Fragrance celebrates the third year of its partnerships with US-based NGO The Lesbian, Gay, Bisexual & Transgender Community Center (The Center) and second year with UK-based charity, akt.
We are committed to creating opportunities for our associates to develop skills, advance their careers and nurture their long-term employability. Our associates undergo an annual performance review process, and work with their manager to build customized development plans. We offer our employees a range of development activities, from learning formally through e-learning courses and trainings, and on the job.
Our global Health and Safety Policy governs the management of work-related health and safety risks across all our manufacturing and distribution sites, including corporate offices. The policy, which is complemented by our Code of Conduct, sets out the principles that guide our approach to Health and Safety, as well as outlining responsibilities within the business.
Governance
The Remuneration and Nomination Committee of our Board of Directors provides oversight on certain human capital matters including diversity and inclusion strategy, executive compensation, retention and succession planning and human resources strategies in connection with talent management. In addition, in connection with the Beauty that Lasts program, we established a Global Diversity, Equity and Inclusion project team responsible for developing and implementing a three-year roadmap with both global and local strategic objectives relating to our diversity, equity and inclusion initiatives.
In addition, in fiscal 2023, our governance and processes relating to the implementation of our sustainability strategy has continued to evolve. Building on our existing structure, we have enhanced our Sustainability Steering

Committee, led by our Chief Scientific and Sustainability Officer, to comprise relevant Executive Committee and senior leadership team members, supported by a formalized sustainability “champions” organization with cross-functional representation. Through this framework, we are evaluating ESG trends, issues, risks and regulatory changes that could affect our ongoing ESG and sustainability efforts and business operations. Our Board of Directors receives regular updates on progress and has general oversight over our sustainability policies, particularly as they become increasingly integrated into our overall strategy and periodic reporting. In addition, our Audit and Finance Committee provides oversight of ESG disclosure in the context of our SEC periodic reporting and the evolving regulatory focus on climate change disclosures.
For more information about our global sustainability initiatives and strategies, Beauty That Lasts, our most recent sustainability report is available on our website www.coty.com/sustainability. We have also posted our specific policies and statements relating to a number of ESG, sustainability and ethics topics on our website at www.coty.com/faq/policies. The content of our sustainability reports and information on the Company’s website are not incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC.
CORPORATE GOVERNANCE
We are committed to good governance practices. Our governance practices seek to ensure that we conduct our affairs in a manner that matches the high standards we have set for our people and products. We believe that good governance builds integrity and trust, strengthens the accountability of our Board, management and employees, promotes the long-term interests of stockholders and allows us to be a good corporate citizen in each of the countries where we do business.
Principles of Corporate Governance and Code of Business Conduct
Our Board has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management. These practices are set forth in our Principles of Corporate Governance. We also have a Code of Business Conduct (the “Code”) applicable to all our employees, officers and directors, including the Chief Executive Officer (“CEO”), the Chief Financial Officer and other senior officers. These documents and any future waivers of provisions of the Code granted to any senior officer or any material amendments to the Code may be found as promptly as practicable, in the “Investor Relations” section of our website: www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents” as may be required under applicable SEC and NYSE rules. The Principles of Corporate Governance and charters for the Audit and Finance Committee (the “AFC”) and the RNC may be found under the heading “Committees” within the “Corporate Governance” subsection. Stockholders may also contact Investor Relations at 350 Fifth Avenue, New York, New York 10118 or call (212) 389-7300 to obtain hard copies of these documents without charge.
Controlled Company Status
As previously disclosed, on April 30, 2019, JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“JAB Beauty”) and a subsidiary of JAB Holdings B.V. (“JAB Holdings”) (collectively with certain of its affiliated entities, “JAB Group”), acquired, pursuant to a tender offer (the “JAB Tender Offer”), 150,000,000 shares of Class A Common Stock at a purchase price of $11.65 per share, for aggregate consideration of approximately $1,747,500,000. Following the consummation of the JAB Tender Offer, JAB Group owned approximately 60% of the issued and outstanding Class A Common Stock and related voting power, and, as of September 8, 2023, JAB Group owns approximately 52%. As a result, the Company will be deemed a “controlled company” for purposes of the governance rules of the NYSE for so long as more than 50% of the voting power is held by an individual, a group or another company. As a controlled company, we are not required under those rules to maintain a Board of Directors with a majority of independent directors or a nominating/corporate governance committee or a compensation committee composed entirely of independent directors. The Company has, however, currently decided not to take advantage of these exemptions, and the Board continues to have a majority of independent directors and the RNC continues to be composed entirely of independent directors. In addition, under the terms of the Stockholders Agreement (as defined and discussed below), the parties thereto have agreed, among other things, that, for so long as the Stockholders Agreement is in effect, they will take all necessary actions within their control to maintain no fewer than four directors on the Company’s Board of Directors who are independent and also disinterested as it relates to Cottage Holdco and JAB Group.

Series B Preferred Stockholders
As of the date of this filing, the Company’s Series B Preferred Stock totals approximately 146,057 shares, or the equivalent of approximately 23,406,569 shares of Class A Common Stock (excluding accrued dividends), held by HFS Holdings S.à r.l that is beneficially owned by Peter Harf, Chairman of the Company. JAB Beauty remains the Company’s largest shareholder, with approximately 52% ownership in the Company as of September 8, 2023.
Structure of our Board
Our Amended and Restated Certificate of Incorporation provides that the number of directors will be fixed from time to time by a resolution adopted by our Board, but must not consist of fewer than five or more than thirteen directors. Our Board is currently composed of eleven directors. In determining the appropriate size and composition of the Board, the Board considers the current and anticipated need for directors with specific qualities, skills, experience and backgrounds (including diversity of ethnicity, gender, nationality and age), the availability of highly qualified candidates, committee workloads and membership needs, and the impact of any anticipated director retirements.
Directors are elected by the stockholders at the annual meeting of stockholders by a plurality of the voting power of the Class A Common Stock and Series B Preferred Stock, voting together, present and voted, which means that the nominees receiving the highest number of affirmative votes will be elected. Unless his or her office is earlier vacated in accordance with our Amended and Restated Bylaws (the “Bylaws”), each director holds office for a one-year term or until his or her successor is duly elected and qualified, or, if earlier, until such director’s death, resignation or removal.
    Four directors on our Board are directors or partners of JAB Holding Company S.à r.l. and JAB Group companies (which includes JAB Beauty, B.V.). Each of Joachim Creus, Olivier Goudet, Peter Harf and Lubomira Rochet, due to their service as a partner of JAB Holding Company S.à r.l., may be deemed to have an indirect pecuniary interest in a portion of the shares of our outstanding Class A Common Stock beneficially owned by JAB Group, and, together with certain other persons, each exercises voting and investment control over the shares of the Company beneficially owned by JAB Group. Each of these directors receives compensation for the services each provides to JAB Holding Company S.à r.l.
Board Leadership
While our Board believes it is important for its chairman to have both a stake in and deep understanding of the Company, our Principles of Corporate Governance permit our Board flexibility in determining whether or not to separate the roles of the Chairman and CEO based upon the circumstances. Our Board has determined that, under current circumstances, it is appropriate to separate the roles. In addition, the Principles of Corporate Governance also permit our Board the opportunity periodically to evaluate and make a determination regarding whether to appoint an independent director to serve as the Lead Independent Director. Johannes Huth currently serves as our Lead Independent Director. The duties of the Lead Independent Director include:
•presiding at all meetings of the Board at which the Chairman or Vice Chairman is not present, including executive sessions of the independent directors;
•serving as liaison between the Chairman and the independent directors;
•reviewing and approving meeting agendas, meeting schedules and other information, as appropriate;
•calling meetings of the independent directors;
•ensuring availability for consultation and direct communication if requested by major shareholders, as appropriate; and
•such other duties specified by the Board from time to time.
Our Board believes the present structure provides the Company and the Board with strong leadership, continuity of experience and appropriate independent oversight of management.
Committees of Our Board
The standing committees of our Board are the AFC and the RNC. From time to time, when appropriate, ad hoc committees may be formed by our Board.

AFC. The members of the AFC are Johannes Huth, Isabelle Parize and Robert Singer (Chair). Our Board has determined that Mr. Singer is an audit committee financial expert, as that term is defined under SEC rules. Our Board has also determined that each member of the AFC meets the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each member is financially literate as required by NYSE rules. The AFC has adopted a written charter that describes its primary duties and responsibilities, and the AFC and our Board review its charter each year. The AFC’s primary duties and responsibilities include:
•monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and compliance with our Code and laws and regulations, and our disclosure controls and procedures;
•being responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and assessing and monitoring the independence and performance of our independent registered public accounting firm and internal audit department;
•providing an objective, direct communication between our Board, independent registered public accounting firm, management and the internal audit department;
•reviewing and pre-approving both audit and non-audit services to be provided by our independent registered public accounting firm and establishing policies and procedures for the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm;
•meeting to review the audited and quarterly financial statements and discussing these statements with management and our independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and based on such review and discussion, recommending to the Board as to the approval of the Company’s audited financial statements and if they should be included in the Company’s Annual Report on Form 10-K;
•establishing procedures for the review, approval and ratification of related person transactions; and
•reviewing and discussing the Company’s practices with respect to risk assessment and risk management, overseeing and evaluating the Company’s risk management policies in light of the Company’s business strategy, capital strength and overall risk tolerance, evaluating hedging and other financial risk management policies and activities and periodically evaluating the Company’s cybersecurity and privacy programs and receiving information on cybersecurity and privacy compliance.
RNC. The members of the RNC are Maria Asuncion Aramburuzabala Larregui, Beatrice Ballini (Chair) and Anna Makanju. Our Board has determined that Mses. Aramburuzabala Larregui, Ballini and Makanju each satisfy the independence criteria for RNC members.
The RNC has adopted a written charter that describes its primary duties and responsibilities, and the RNC and our Board review the RNC’s charter each year. The RNC’s primary duties and responsibilities include:
•identifying individuals qualified to become Board members (consistent with criteria recommended by the RNC and approved by the Board) and recommending to our Board nominees for election at the annual meeting of stockholders and nominees for each Board committee;
•reviewing and making recommendations to our Board concerning size, structure, composition and functioning of the Board and its committees;
•discharging our Board’s responsibilities relating to the remuneration of our senior executives, including our Chief Executive Officer;
•approving and evaluating our executive remuneration plans, policies and programs and ensuring that these plans, policies and programs enable us to attract and retain exceptional talents and incentivize them to achieve exceptional performance;
•recommending to our Board the corporate governance principles, annually reviewing them and recommending changes to the Board as appropriate;

•reviewing and making recommendations to our Board with respect to the remuneration of all directors;
•assessing the results of the Company’s most recent advisory vote on executive compensation;
•reviewing and discussing with management the Company’s compensation discussion and analysis and SEC-required disclosures and recommending to the Board based on that review and discussion whether the compensation discussion and analysis should be included in the Company’s Annual Report on Form 10-K and/or proxy statement;
•preparing the compensation committee report required by SEC rules to be included in the Company’s Annual Report on Form 10-K and/or proxy statement;
•overseeing the evaluation of the performance of our Board and management; and
•reviewing and assessing the Company’s strategies and policies relating to Company culture, human capital and talent management, diversity and inclusion, including appropriate goals and disclosure, and review and monitor strategic initiatives associated with the Company’s people and culture.
Executive Sessions
Our Board meets regularly in executive session without management directors or any members of management. In addition, the independent directors on our Board meet annually in executive session. Generally, the Chairman of our Board serves as Chairman in sessions without management directors or any members of management. Generally, the Lead Independent Director will preside at all meetings of the Board at which the Chairman or Vice Chairman is not present, including executive sessions of the independent directors.
Board Meetings
Regular meetings of our Board are held at such times as our Board may determine. In addition, special meetings of our Board may be called by the Chairman of our Board, the Vice Chairman, if any, or by a majority of the directors then in office. In fiscal year 2023, our Board held six meetings, the AFC held nine meetings and the RNC held five meetings. Each director, other than Ms. Aramburuzabala, attended more than 75% of the aggregate of the total number of meetings of the Board (held during the period for which she or he has been a director) and the total number of meetings held by all committees of the Board on which she or he served (during the periods that she or he served). Ms. Aramburuzabala attended 70% of the aggregate of all meetings of the board and committees on which she served during 2023. Ms. Aramburuzabala had scheduling conflicts with certain committee and board meetings during her tenure, reducing her overall level of attendance. We anticipate her attendance to be higher in the future as we schedule the board calendar going forward.
Our Board and its committees also act from time to time by written consent in lieu of meetings.
Board Qualifications and Membership Criteria
The RNC and the Board believe that a board composed of directors who have diverse personal backgrounds and experiences and who bring a fresh perspective is a priority for the Company. We seek to mix a diverse range of skills, backgrounds and experiences such as leadership, consumer products, international and strategic planning experience; financial and accounting expertise; and corporate governance, governmental policy and regulatory experience. We also value and consider broad diversity for our Board, including ethnicity, gender, nationality and age. The Board conducts an annual self-evaluation process and periodically considers its composition and refreshment in order to effectively align the Board’s mix of skills, experience and attributes with the Company’s business strategy.

Director Nomination Process
The RNC recommends nominees for our Board consistent with the criteria determined by our Board. The RNC may receive recommendations from other directors and executives and may seek assistance from third-party search firms with respect to identifying and vetting qualified candidates for the Board’s consideration. The RNC will also consider nominations from stockholder(s) to the extent the nomination complies with all procedures and includes all information about the candidate(s) required by our Bylaws. Nominations from stockholder(s) that are made in accordance with these procedures and include all required information will be considered by the RNC in accordance with the criteria discussed above and in the same manner as other nominations, and the RNC will present its recommendation to our Board. Recommendations for recent Board refreshment have come from directors and executives.
Director Independence
We have incorporated in our Principles of Corporate Governance the NYSE’s independence standards for evaluating the independence of each director on our Board. These standards are available in the “Investor Relations” section of our website, www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents”. Under these standards, a director is considered “independent” if the Board has determined that such director has no material relationship with us or our subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and will not be considered “independent” if:
•the director is, or has been within the last three years, our employee, or an immediate family member of the director is, or has been within the last three years, our executive officer;
•the director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $120,000 in direct compensation from us (other than Board and committee fees, and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as our employee (other than an executive officer) is not considered for purposes of this standard;
•(a) the director, or an immediate family member of the director, is a current partner of our internal or external auditor; (b) the director is a current employee of our internal or external auditor; (c) an immediate family member of the director is a current employee of our internal or external auditor who personally works on our audit; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of our internal or external auditor and personally worked on our audit within that time;
•the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers serves or served at the same time on that company’s compensation committee;
•the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or
•the director, or the director’s spouse, is an executive officer of a non-profit organization to which we make, or in the past three years have made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues.
Our Board has determined that each of the following directors and nominees for director satisfies our independence standards and the independence standards of the NYSE: Mses. Aramburuzabala Larregui, Ballini, Makanju, Parize and Rochet and Messrs. Creus, Goudet, Harf, Huth and Singer, and that Ms. Nabi does not qualify as independent due to her position as our CEO.
In addition, our Board has determined that each of Ms. Parize and Messrs. Huth and Singer, each of whom are currently a member of the AFC, are independent under Rule 10A-3 under the Exchange Act. The Board has also determined that each of Mses. Aramburuzabala Larregui and Makanju (each currently members of the RNC) and

Singer satisfy the NYSE independence criteria applicable to members of compensation committees, as applicable, and each is considered a “non-employee director” under Rule 16b-3 of the Exchange Act. The Board has also determined that Ms. Ballini (currently a member of the RNC) satisfies the NYSE independence criteria applicable to members of the compensation committee, but are not considered a “non-employee director” under Rule 16b-3.
Communications with our Board
Stockholders, employees and other interested parties may communicate with any or all of our directors, including our non-management directors as a group, by writing to such director(s) at c/o Board of Directors, Coty Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Corporate Secretary. Each communication should specify the applicable director(s) to be contacted, the general topic of the communication, and the number of shares of our Class A Common Stock owned of record (if a record holder) or beneficially. Our Corporate Secretary will initially receive and process communications before forwarding them to the applicable director(s), and generally will not forward a communication that is unrelated to the duties and responsibilities of the director(s), including communications our Corporate Secretary determines to be primarily commercial in nature, is related to an improper or irrelevant topic, or is a request for general information about the Company or our products. In addition, communications that are unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is so filtered will be made available to any director upon any such director’s request.
Our Board’s Role in Risk Oversight
Our Board oversees, with management, the various risks we face. Our Board and management consider risks in all facets of the Company, our business strategy and our overall business.
Our Board dedicates a portion of one meeting each year to evaluating and discussing risk, risk mitigation strategies and the Company’s internal control environment. At this meeting, our Board considers an enterprise risk management analysis. Topics examined in the enterprise risk management analysis include, but are not limited to, strategic, operational, financial and compliance risks, as well as risks related to sustainability and ESG topics. Our Board’s risk oversight also includes a comprehensive annual review of our strategic plan. Because overseeing risk is an ongoing process and inherent in our strategic decisions, our Board also receives input from senior management and considers risk at other times in the context of specific proposed actions.
In addition to our Board’s risk oversight responsibility, the Board’s committees are also charged with overseeing risks within their areas of responsibility and reviewing with the Board significant risks identified by management and management’s response to those risks. The AFC is responsible for oversight of accounting, auditing and financial-related risks, as well as the Company’s compliance program and its cybersecurity and privacy programs. The RNC is responsible for overseeing the management of legal and regulatory risks as they relate to the Company’s corporate governance structure and processes, as well as risks related to our employee compensation policies and practices. In fiscal year 2023, the RNC reviewed our compensation policies and practices to determine whether they encouraged excessive or inappropriate risk taking. Following such evaluation, the RNC determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking that could result in a material adverse effect on us.
While our Board oversees risk, management is responsible for assessing and managing risk on a day-to-day basis. Certain departments, such as treasury, legal and internal audit, our compliance function, and individuals within other departments, focus on specific risks associated with different aspects of our business, from regulatory, environmental and financial risks to commercial and strategic risks. Senior members of management responsible for risk management report regularly to the AFC or the Board as appropriate. Our Audit and Finance Committee provides oversight of ESG disclosure in the context of our SEC periodic reporting and the evolving regulatory focus on climate change disclosures. Our Board of Directors receives a formal update on the strategy regularly, a minimum of twice a year, and has oversight on all sustainability policies, programs and reporting. In addition, the Board has a dedicated Cybersecurity Special Committee, which is a committee, led by our Chief Information Officer and two members of the Board (including the Chair of the AFC) and consisting of executive members from various corporate functions, including information technology, digital operations, corporate affairs, legal, compliance, human resources and finance. The Cybersecurity Special Committee is empowered to manage the

Company’s response to major cybersecurity incidents and enable the integration of crisis management and business continuity processes.
Board Attendance at the Annual Meeting
We expect directors to attend the Annual Meeting absent unusual circumstances. Eleven of the directors on our Board at the time of the Annual Meeting of Stockholders in 2022 attended the Annual Meeting.
Compensation Committee Interlocks and Insider Participation
Mr. Huth and Mses. Aramburuzabala Larregui, Makanju and Ballini served on the RNC during fiscal year 2023 and each is considered an independent director, and Mses. Aramburuzabala Larregui and Makanju are also considered “non-employee” directors.
No member of the RNC is an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served on the compensation committee or board of directors of another entity whose executive officer served on our Board or Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Stockholders Agreement
The Company and JAB Holdings and certain JAB Holdings affiliates are parties to a Stockholders Agreement (the “Original Stockholders Agreement”), dated March 17, 2019, which became effective on April 30, 2019, the date of the consummation of JAB Group’s acquisition of 150,000,000 outstanding shares of Class A Common Stock pursuant to the JAB Tender Offer. The Original Stockholders Agreement was negotiated at the direction of a special committee of the Board comprised solely of independent directors in connection with its evaluation of the JAB Tender Offer and was entered into at the recommendation of such special committee and with the approval of the Board. The Original Stockholders Agreement was agreed to by JAB Group as a condition to such special committee’s willingness to render its recommendation with respect to the JAB Tender Offer.
On June 16, 2023, the Company, JAB Holdings and JAB Beauty B.V. (together the “JAB Stockholder Parties”) entered into an amendment and restatement of the Original Stockholders Agreement dated as of March 17, 2019 (the “Amended and Restated Stockholders Agreement”).
The Amended and Restated Stockholders Agreement reflects certain changes as required under the Stipulation and Agreement of Compromise and Settlement (the “Stipulation of Settlement”) related to the consolidated purported stockholder class action and derivative complaint concerning the tender offer by Cottage Holdco B.V. (the “Tender Offer”) and the Schedule 14D-9 brought in the Delaware Court of Chancery. The Amended and Restated Stockholders Agreement was entered into at the recommendation of a special committee (the “Special Committee”) of disinterested, independent directors of the Board, and with approval of the Board, subject to court approval of the settlement. On June 13, 2023, the Delaware Court of Chancery approved the Stipulation of Settlement, which, as previously disclosed, calls for the Company to adopt certain corporate governance changes, including the Amended and Restated Stockholders Agreement.
Such changes include:
(i)     during the three-year period from the effective date of the Amended and Restated Stockholders Agreement, the JAB Stockholder Parties shall not, subject to certain exceptions, effect or enter into any agreement to effect any acquisition of additional shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”), provided that, the JAB Stockholder Parties may acquire shares of capital stock of the Company (including Shares, “Company Securities”) on an established securities exchange or through privately negotiated transactions that, after giving effect to such acquisition, does not result in an increase in the JAB Stockholder Parties’ and their affiliates’ collective beneficial ownership percentage of the voting power of the then issued and outstanding Company Securities to an amount greater than the percentage of the voting power of the issued and outstanding Company Securities beneficially owned by the JAB Stockholder Parties, collectively, as of the consummation of the Tender Offer, plus 9%;
(ii)    the appointment of a new Lead Independent director consistent with the terms of the Stipulation of Settlement;
(iii)    during the one-year period following the effective date of the Amended and Restated Stockholders Agreement, the JAB Stockholder Parties shall not, subject to certain exceptions, transfer any Shares to any other person or group (other than an affiliate of any of the JAB Stockholder Parties) if, after giving effect to such transfer, such person or group would become the largest beneficial owner of Shares;
(iv)    the Company shall include certain questions specified in the Amended and Restated Stockholders Agreement its annual directors and officers’ questionnaire used in the preparation of the Company’s Form 10-K, annual report to stockholders and proxy statement; and
(v)    the Amended and Restated Stockholders Agreement shall terminate upon the earlier of the mutual consent of the parties to the Stockholders Agreement or such time as the JAB Stockholder Parties and their affiliates cease to beneficially own 25% of the voting power of the Company on a fully diluted basis.
The Amended and Restated Stockholders Agreement also provides, among other things, that:
(i) for so long as the Stockholders Agreement is in effect, JAB Group shall not effect or seek to effect, or announce any intention to effect, any “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act unless such transaction is conditioned on both (A) the affirmative approval of a special committee of the Board comprised solely of individuals who are each (1) independent under the requirements of Rule 10A-3 under the Exchange Act, and under the rules of the applicable securities exchange and (2) disinterested as it relates to JAB Group and its affiliates and (B) the affirmative vote of the stockholders of the Company representing at least a majority of the voting power of the Company beneficially owned by stockholders other than JAB Group or its affiliates, (ii) for so long as the Amended and Restated Stockholders Agreement is in effect, material related transactions involving any member of JAB Group and the Company will require the approval of a special committee of the Board comprised solely of independent directors who are disinterested as to the matter under consideration, (iii) JAB Group and the Company have agreed, for so long as the Amended and Restated Stockholders Agreement is in effect, to take all necessary actions within their control to maintain on the Board no fewer than four independent directors who are disinterested as it relates to JAB Group and to cause, no later than September 30, 2019, to be elected to the Board two new independent directors who are disinterested as it relates to JAB Group, and (iv) JAB Group has customary registration rights with respect to their shares of Class A Common Stock.
The Stockholders Agreement will terminate upon the earlier of the mutual consent of the parties to the Stockholders Agreement (including, with respect to the Company, the approval by a special committee comprised solely of independent directors who are disinterested as it relates to JAB Group) or such time as JAB Group and its affiliates cease to beneficially own 40% of the voting power of the Company on a fully diluted basis. This description of the Stockholders Agreement is not complete and is qualified in its entirety by reference to the Stockholders Agreement, which is filed with the SEC.
In connection with the Amended and Restated Stockholders Agreement, the Special Committee recommended, and the Board approved, the appointment of Johannes Huth as Lead Independent Director, effective June 13, 2023.
Consent Agreement to Tax Matters Agreement
In connection with the acquisition of the Beauty Business of The Procter & Gamble Company (the “P&G Beauty Business”), we entered into a tax matters agreement, dated as of October 1, 2016, with The Procter and Gamble Company (“P&G”) and certain of their and our subsidiaries (the “Tax Matters Agreement”), which, for the two year period ended October 1, 2018, governed the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and attributes, efforts to protect the intended tax-free treatment of the P&G Beauty Business transaction and certain other transactions, the preparation and filing of tax returns, the control of audits, reviews, examinations or other tax proceedings and other matters regarding taxes.

We are party to a consent agreement with JAB Holding Company S.à r.l., JABC and P&G whereby P&G has consented under the Tax Matters Agreement to the purchase by JABC of shares of our Class A Common Stock in certain open market transactions and JAB Holding, JABC and the Company have agreed to indemnify P&G for any taxes resulting from such purchases or due to breach of the consent agreement.
Lease Performance Guarantee
In connection with the sales of certain businesses, the Company has assigned its rights and obligations under a real estate lease to JAB Partners LLP. The remaining term of this lease is approximately eight years. While the Company is no longer the primary obligor under this lease, the lessor has not completely released the Company from its obligation, and holds it secondarily liable in the event that the assignee defaults on the lease. The maximum potential future payments that the Company could be required to make, if the assignee was to default as of June 30, 2023 would be approximately $4.1 million.
Equity Transfer Agreement
In connection with the RSU award granted to the Company’s CEO on June 30, 2021, JAB Beauty B.V., a wholly-owned subsidiary of JAB Holding Company S.a.r.l., has agreed to transfer to her 5,000,000 shares of Class A Common Stock owed to her no later than sixty days following the vesting date of August 31, 2023. Such transfer was completed on September 7, 2023.
Relationship with KKR
In June 2020, Rainbow UK Bidco Limited, an affiliate of funds and/or separately managed accounts advised and/or managed by Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates (collectively, “KKR”), , and the Company entered into a separate definitive agreement regarding a strategic transaction (“Wella Transaction”) for the sale of the Company’s Professional Beauty and retail hair businesses (the “Wella Business”). When the Wella Transaction was completed in late November 2020, KKR owned approximately 60% of this separately managed entity, referred to as the Wella Company, and the Company owned approximately 40%.
In a series of transactions in fiscal year 2022, KKR sold its entire stake in the Company. As a result of such transactions, the Company reduced its total shareholding in the Wella Company to 25.9%.
In 2020, the Company also entered into agreements with KKR for potential consulting and advisory services. No fees were incurred under such agreements in fiscal 2023. From time to time, certain funds managed by KKR may hold the Company’s debt instruments. These funds may receive principal and interest payments on the same terms as other investors in these debt instruments.
Orveda
The disinterested members of the Board reviewed and approved the entry into a license agreement with Orveda, an ultra-premium skincare brand co-founded by Coty’s CEO, Sue Nabi. Ms. Nabi has no continuing formal role at Orveda or economic interest in Orveda as a result of divesting her interests which was settled in cash in December 2021; however her business partner and co-founder, Nicolas Vu, is the sole owner and CEO of Orveda, and Mr. Vu also provides consulting services, related to the skincare category and Orveda positioning, to Coty under the terms of a separate agreement. The initial term of the Orveda license agreement is five years, with two five-year automatic renewals subject to the achievement of certain net revenue milestones. The principal terms of the license agreement are consistent with other Coty prestige licenses and the Board determined that the terms were no more favorable than to an unaffiliated third party.
Other Arrangements
Beatrice Ballini, a director, served as a senior member of the Retail Practice and a leader of the Board and CEO Advisory Partners group at Russell Reynolds Associates until July 2023, when she retired from such role. From time to time, the Company has engaged Russell Reynolds Associates, a global leadership and search firm, for recruiting assistance. The amounts of such services provided to the Company for fiscal 2023 were approximately $900,000.
In 2021, the Company entered into a real estate sublease agreement with Pret A Manager Ltd, an affiliate of JAB, on customary market terms. Aggregate fees received by the Company under these arrangements total approximately $156,000 in fiscal 2023.

In fiscal 2023, the Company provided corporate sponsorship to Delete Blood Cancer DKMS including pledged charitable giving, gala sponsorship and product donations.
    Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a written policy regarding the approval or ratification of “related person transactions”. A related person transaction is one in which we or any of our subsidiaries participate, in which the amount involved since the beginning of our last completed fiscal year exceeds $120,000 and in which a “related person” has or will have a direct or indirect interest, other than solely as a result of being a director of, or, together with all other related persons, a less than 10% beneficial owner of an equity interest in another entity, or both. “Related persons” are the following persons and their immediate family members: our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding Class A Common Stock. Under this policy, the AFC reviews and approves, disapproves or ratifies related person transactions, other than those in which the chair of the AFC may have an interest, in which case, the Chairman of the Board will review the transaction. In determining whether or not to approve a related person transaction, the AFC takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance approval by the AFC is not possible, then a related person transaction may be considered and subsequently ratified, if appropriate, by the AFC. The chair of the AFC may pre-approve or ratify related person transactions in which the aggregate amount involved is expected to be less than $1 million. The chair reports to the AFC each transaction so approved or ratified. If a related person transaction will be ongoing, the AFC may establish guidelines for our management to follow in its ongoing dealings with the related person, after which such related person transaction will be reviewed on an annual basis for guideline compliance and ongoing appropriateness.
The related party transaction policy adopted by the AFC pre-approves the following types of related person transactions:
•certain types of executive officer compensation;
•compensation paid to a director if required to be reported under Item 402 of the SEC’s compensation disclosure requirements;
•any transaction with another company to which a related person’s only relationship is as an employee (other than an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;
•any charitable contribution, grant, or endowment by us to a charitable organization, foundation, or university to which a related person’s only relationship is as an employee (other than an executive officer) if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;
•any related person transaction where the related person’s interest arises solely from the ownership of our Class A Common Stock and in which all stockholders receive proportional benefits; and
•any related person transaction in which the rates or charges involved are determined by competitive bids.
A director who is a related person with respect to a transaction may not participate in the discussion or approval of the transaction, except that the director will provide all material information concerning the related person transaction to the AFC. Each transaction described above was approved or ratified under our related person transaction policy.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board has fixed the number of directors who will be nominated for election by the shareholders at the 2023 Annual Meeting at eleven, each director to hold office, in accordance with our Amended and Restated Certificate of Incorporation and Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. During the 2023 fiscal year, Lubomira Rochet was appointed to the Board on January 2, 2023 and Erhard Schoewel resigned from the Board on March 8, 2023. The size of the full Board was increased or decreased appropriately upon each change to the Board’s composition. All nominees are currently serving as directors of the Company were elected by the stockholders. The nominees are Maria Asucion Aramburuzabala Larregui, Beatrice Ballini, Joachim Creus, Oliver Goudet, Peter Harf, Johannes P. Huth, Anna Adeola Makanju Sue Nabi, Isabelle Parize, Lubomira Rochet, and Robert Singer.
Proposal: Election of each nominee for director.
Recommendation: The Board recommends a vote FOR the election of each nominee for director.
Vote Required: Election of each nominee for director requires a plurality of the votes cast by the holder of Class A Common Stock and Series B Preferred Stock (on an as converted basis) voting together.
Director Nominees

Name	Age	Director Since
Mariasun Aramburuzabala Larregui	60	2020
Beatrice Ballini	65	2019
Joachim Creus	47	2019
Olivier Goudet	58	2013
Peter Harf	77	1996
Johannes P. Huth	63	2020
Anna Adeola Makanju	47	2020
Sue Nabi	55	2020
Isabelle Parize	66	2020
Lubomira Rochet	46	2023
Robert Singer	71	2010
We believe that each of the director nominees is well-qualified to serve on our Board and offers significant individual attributes and contributions important to our Board’s overall composition and functioning. The individuals nominated for election at our 2023 Annual Meeting bring valuable diversity to the Board.

Average Age	Gender	Average Tenure	Refreshment

60	55%	~ 7	55%
years		years
	6/11 are women		6/11 added in the last 3 years

The following biographical summaries provide details of their skills and experience considered by the Board in connection with this year’s director nomination process:
Maria Ausuncion Aramburuzabala Larregui joined the Board in December 2020. Ms. Aramburuzabala is President of the Board & CEO of Tresalia Capital, a leading global investor with investments and transactional experience throughout Latin America, Asia, Europe and the U.S. Tresalia has a particular expertise in consumer goods companies, with an investment portfolio including Anheuser-Busch InBev (ABI), Tory Burch, Kio Networks, Casper, Multiplan, Kraft-Heinz, Aliat, and Medistik, as well as early-stage investments like Kavak, Kovi, Editas,

Minu, Miroculus, and GAIA. Ms. Aramburuzabala also serves as a Board Director for several global corporations and institutions, including Anheuser-Busch InBev (ABI) and Grupo Modelo. She is one of Latin America’s most prominent business leaders and her achievements have been recognized by multiple institutions. Ms. Aramburuzabala graduated from Instituto Tecnológico Autónomo de México.
Ms. Aramburuzabala Larregui brings to our Board significant leadership, management and business experience. Her extensive work experience in the Americas and Europe provides a valuable global perspective.
Beatrice Ballini joined the Board in September 2019 and has served as the Chair of the RNC since May 31, 2020. Until June 30, 2023, Ms. Ballini served as a senior member of the Retail Practice at Russell Reynolds Associates, a global leadership advisory and search firm, where she led family business services and was a leader of the Board and CEO Advisory Partners group. Prior to joining Russell Reynolds Associates 21 years ago, Ms. Ballini was the Chief Executive Officer of a prominent men’s clothing manufacturer in Milan where she assisted with the company’s strategic growth. Prior to that, she held positions at Goldman Sachs & Co. and Bain & Co. Ms. Ballini has also taught in the Master in Marketing program at Sciences Politiques in Paris and is a member of the European and Middle Eastern Executive Board of the MIT Sloan School of Management. She holds a laurea degree in chemical engineering from the Polytechnic of Milan, a Master of Science from the Massachusetts Institute of Technology and an MBA from the MIT Sloan School of Management. Since July 2021, Ms. Ballini is a member of the board of VAM Investments SPAC, BV, a special purpose acquisition company listed on Euronext Amsterdam, where she chairs the audit committee.
Ms. Ballini brings to our Board significant leadership, management and business experience and an understanding of executive skill and training and Board governance.
Joachim Creus joined the Board in 2019. Mr. Creus has served as a Senior Partner, Vice Chairman at JAB Holding Company S.à r.l. (“JAB Sarl”) since March 2021 and previously served as Partner, General Counsel and Head of Tax at JAB Sarl since October 2010. Mr. Creus has held various executive officer roles at several JAB Group entities from time to time. Prior to joining JAB Sarl, he served as the Tax Director at Siemens from 2007 and held other legal- and tax-related positions from 2000. He is also a director of JDE Peets N.V. Mr. Creus holds several degrees from KU Leuven and an LL.M. in international tax law from Vienna University of Economics and Business.
Mr. Creus brings to our Board more than 18 years of experience in managing complex legal and tax matters and transactions in law firm, corporate and fund environments, including deal structuring, financing, contract negotiation and antitrust matters. His extensive work experience in Europe, Asia and North America provides a global perspective on business, tax and law.
Olivier Goudet joined the Board in 2013. Mr. Goudet is a Managing Partner and Chief Executive Officer of JAB Sarl, a position he has held since 2012. He serves as Chairman of the Board of JDE Peet’s N.V., Panera Bread Company, Pret A Manger and Krispy Kreme Doughnuts, Inc. He is also a Director of Keurig Dr Pepper Inc. (since July 2018), Caribou Coffee Company, Inc. (being the parent company of Einstein Noah Restaurant Group, Inc.), Espresso House Holding AB and Compassion First. He served as a director of Anheuser-Busch InBev SA/NV from 2011 to April 2019, serving as Chairman of the Board from 2016 to April 2019. He is the former Executive Vice President and Chief Financial Officer of Mars, Incorporated and served as an independent advisor to the Mars, Incorporated Board of Directors. Mr. Goudet began his career at Mars, Incorporated, serving on the finance team of its French business and held several senior executive positions at the VALEO Group, including Group Finance Director. Mr. Goudet holds a Degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance.
Mr. Goudet brings to our Board extensive financial expertise and senior executive experience, including experience in strategic planning and leadership of complex organizations, as well as significant governance and oversight experience attained through his tenure as a director of several public companies. In addition, Mr. Goudet has significant experience overseeing transformational mergers and integration.
Peter Harf joined the Board in 1996 and has served as Chairman of the Board since November 2018. Mr. Harf served as Chief Executive Officer of the Company from 1993 to 2001, as interim Chief Executive Officer from May 31, 2020 to August 31, 2020, as Chairman of the Board from 2001 to 2011 and Chair of the RNC from 2011 until December 2016. He is a Managing Partner and Chairman of JAB Sarl, having joined JAB Sarl in 1981, and

Managing Director of Lucresca SE and Agnaten SE, privately-owned holding companies affiliated with JAB Group. Mr. Harf is also a Director of Keurig Dr Pepper Inc. (since July 2018), JDE Peet’s N.V. and Compassion First. He is also co-founder and Executive Chairman of Delete Blood Cancer DKMS. Previously, he served as Deputy Chairman of Reckitt Benckiser plc and Chairman of Anheuser-Busch InBev SA/NV, Chairman of Espresso House Holding AB and Director of Panera Bread Company, Pret A Manger, Caribou Coffee Company/Einstein Noah and Krispy Kreme Doughnuts Inc. Mr. Harf holds a Master of Business Administration degree from Harvard Business School and a Diploma and a Doctorate in Economics from the University of Cologne in Germany.
As our former Chief Executive Officer, Mr. Harf has intimate knowledge of our business and operations and brings a valuable perspective to the Board. In addition, Mr. Harf brings to our Board more than 30 years of experience in our industry, including executive, operating, strategic planning and international business experience. In light of his background and experience, we believe that Mr. Harf is also well qualified to serve as Chairman of the Board.
Johannes Huth joined the Board in May 2020 and serves as Vice Chairman of the Board and as Lead Independent Director since June 13, 2023. Mr. Huth is a Partner of KKR, an investment firm, and Head of KKR's operations in Europe, the Middle East and Africa. He joined KKR in May 1999 and is also a member of KKR's Management Committee and several of its Investment Committees. Prior to joining KKR, Mr. Huth was a member of the Management Committee of Investcorp and jointly responsible for Investcorp's operations in Europe. From 1986 to 1991, he worked at Salomon Brothers, where he was a Vice President in the Mergers and Acquisitions departments in London and New York. Mr. Huth is a member of the Board of Axel Springer SE, a digital publishing company based in Germany and a member of the Board of Northumbrian Water Limited. He is the President of the Musée des Arts Décoratifs, Paris, trustee of the Städel Museum in Frankfurt, Member of Council and Chairman of the Audit Committee, LSE, and a member of the Global Advisory Board of the University of Chicago Booth School of Business. He is a Visiting Fellow of Oxford University and a Fellow of the Royal Society of Arts. Mr. Huth earned a BSc with Highest Honors from the London School of Economics and an MBA from the University of Chicago.
Mr. Huth brings to our Board extensive investment banking, management and leadership experience from his many years at KKR and other investment banking and management firms. His extensive work experience in Europe, the Middle East and Africa provides a valuable global perspective.
Anna Adeola Makanju joined the Board in December 2020. Ms. Makanju is a renowned expert in global policy who brings over 15 years of experience across U.S. government and leading private sector companies. Ms. Makanju currently serves as the Head of Public Policy at OpenAI, an artificial intelligence research and deployment company, leading OpenAI’s work with policymakers around the world to advance its mission to ensure that artificial intelligence benefits humanity. From 2018 to 2021, Ms. Makanju served in senior policy positions at Facebook, including as Global Policy Manager for content regulation. Ms. Makanju served as a Special Adviser for Europe and Eurasia to then-Vice President, now President Joseph R. Biden, focusing on policy and engagement strategies with 51 countries, including Russia and Turkey. She has also served as a Senior Adviser to the U.S. Ambassador to the United Nations and as Director for Russia on the U.S. National Security Council. As an attorney, Ms. Makanju practiced international law at Cleary Gottlieb Steen & Hamilton LLP and international criminal tribunals in the Hague. Ms. Makanju serves as a director of Panera Brands Inc. Ms. Makanju received her B.A. from Western Washington University and holds a J.D. with Pro Bono Distinction from Stanford Law School.
Ms. Makanju brings to our Board significant policy advisory and legal and regulatory experience, as well as extensive work experience with leading companies in the digital and technology sectors.
Sue Nabi joined the Board in September 2020 in connection with her appointment as our Chief Executive Officer. Prior to joining the Company as its Chief Executive Officer, Ms. Nabi was the founder and chief executive officer of the ultra-luxury skincare line, Orveda from 2017. Ms. Nabi began her career at L’Oréal in 1993 and in 2005, she became the Worldwide President of L’Oréal where she helped boost the growth of its makeup brands, and in 2009, she was named the Worldwide President of Lancôme, where she contributed to its revival, including breakthrough product and brand successes, and served until 2013. Ms. Nabi has an Advanced Master’s degree in Marketing Management from ESSEC (Paris Business School) and an engineering degree in Agronomy and Environment.

Ms. Nabi brings to our Board her abilities as a global innovator and beauty industry entrepreneur, as well as her 20 years of leadership experience at L’Oreal, including breakthrough product and brand successes, her ability to build and manage diverse, multi-functional global teams and strategic transformations.
Isabelle Parize joined the Board in February 2020. Ms. Parize has served as Chief Executive Officer and Chairman of the Board of Directors of DELSEY, SA, a luggage and travel accessories company since September 2018, having served as Chief Executive Officer at DELSEY Paris from November 2018 to July 2021 and then Chairman. Prior to that, she was Chief Executive Officer of Douglas Holding SA, a German fragrance and cosmetics retail company, from 2016 until March 2018 and Chief Executive Officer at Nocibe, a French fragrance and cosmetics retail company, from 2011 to 2016. Ms. Parize is also a director of Carbios, a green biotechnology company focused on plastic recycling, and from 2006 to July 2023 served on the board of Air France-KLM S.A., an airline company, which are both publicly listed outside the United States. Ms. Parize is an MBA graduate from Ecole Superieure de Commerce de Paris.
Ms. Parize brings to our Board extensive operational and leadership experience in global beauty and cosmetics businesses as well as international retail and brand execution via omni-channel and digital and strategic turnarounds. She also brings governance and advisory experience from serving on the boards of other public companies.
Lubomira Rochet joined our Board of Directors in January 2023. Ms. Rochet is a Partner at JAB Holding Company. Previously, she served as Chief Digital Officer and member of the Executive Committee at L’Oréal for seven years (2014-2021), where she was responsible for transforming the cosmetics company to a “digital-first” business across 35 international beauty brands and 120 markets. Before joining L’Oréal, Ms. Rochet also served in management positions at CapGemini and Microsoft. In 2010, she became Deputy CEO of Valtech, a leading digital marketing agency, where she worked across a variety of sectors, including luxury, fashion and FMCG, to accelerate their digital, data and tech transformation. Ms, Rochet has served as a director of Keurig Dr. Pepper since June 2021, and serves as an independent director of Societe General, a leading European bank.
Ms. Rochet has deep expertise in digital marketing, ecommerce, direct-to-consumer selling and the use of data, technology and innovative business models. Ms. Rochet brings to the Board a recognized digital transformation track record, significant knowledge of the beauty industry and unique perspectives on driving growth through digital leadership and consumer engagement.
Robert Singer joined the Board in 2010, and currently serves as Chair of the Audit and Finance Committee. From May 31, 2020 to June 13, 2023, he served as Lead Independent Director. From 2006 to 2009 he served as Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and before that, he served as the President and Chief Operating Officer of Abercrombie and Fitch Co. from 2004 to 2005. He served as Chief Financial Officer of Gucci Group N.V. from 1995 to 2004. Mr. Singer started his career at Coopers & Lybrand in 1977. Mr. Singer also served as a director of Gianni Versace S.p.A. from 2009 to December 2016 and served as a director of Mead Johnson Nutrition from 2009 to June 2017. He has also served as a director and chair of the audit committees of Swarovksi International Holding SA since 2021, Tiffany & Co. from 2012 to 2021, Keurig Dr. Pepper Inc. since July 2018, and Panera Bread Company since September 2017 and provides similar services to certain private companies affiliated with JAB Group. From 2019 to 2022, Mr. Singer served as a member of the board of the private fashion company, Acne Studios, and continues to provide consulting services to the company. Mr. Singer has served as an advisor to the private equity firm IDG Capital, a private equity firm, since November 2018, and served as a senior advisor to CCMP Capital Advisors, LLC from 2011 to January 2016. He also served as a director and Chairman of the audit committee of Jimmy Choo PLC from September 2014 to 2017. He received a Bachelor of Arts Humanities degree from Johns Hopkins University, a Master of Arts degree in Comparative Literature from University of California, Irvine and graduated from New York University with a Master of Science in Accounting.
Mr. Singer brings to our Board many years of operating, financial and executive experience, including in the fashion industry. Mr. Singer has significant public company board and audit committee experience and extensive risk management experience.

Director Compensation
The following summary describes compensation paid to directors in fiscal year 2023.
Annual Cash Compensation for Board Service
For fiscal year 2023, each non-employee director, except the Chairman of our Board (“Chairman”), was entitled to receive a cash retainer fee of $100,000 annually, payable in November. The Chairman was entitled to receive a cash retainer fee of $250,000 annually, the Lead Independent Director was entitled to receive an additional annual cash retainer fee of $30,000 and each of the Chairs of the AFC and RNC was entitled to receive an additional cash retainer fee of $30,000 annually. The annual cash retainer is prorated based on the anticipated period of each director’s service during the fiscal year at the time of payment. During fiscal year 2023, there were three director changes. Lubomira Rochet was appointed as director effective January 2, 2023. Justine Tan resigned as a director on July 15, 2022, after joining the Board in February of 2020. Erhard Schoewel resigned as a director on March 8, 2023, after joining the Board in 2006.
Annual Restricted Stock Unit Grant
Each non-employee director except the Chairman was entitled to receive an annual grant of 25,000 restricted stock units (“RSUs”) under the amended and restated Coty Inc. 2007 Stock Plan for Directors (“Coty Inc. Stock Plan for Directors”) for fiscal year 2023. The Chairman is entitled to receive an annual grant of 45,000 RSUs. These RSUs vest on the fifth anniversary of the grant date, subject to acceleration upon termination of service due to death or disability or upon a change in control and upon termination of service for any other reason if such termination occurs at least one year after the grant date, with pro rata vesting for RSUs granted within one year of the termination date. Each RSU represents the right to receive one share of the Company’s Class A Common Stock upon vesting.
Management Directors
Directors who are currently our employees generally receive no additional compensation for service on our Board. During fiscal year 2023, Ms. Nabi was the only management director on our Board, and she did not receive additional compensation for her service as director.
Reimbursement of Expenses
Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred when attending Board, committee and stockholder meetings. Directors are also reimbursed for other reasonable expenses relating to their service on our Board, such as expenses incurred during visits to our offices and facilities.
Non-Employee Directors Compensation for Fiscal Year 2023
The following table sets forth compensation information for our non-employee directors in fiscal year 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Total ($)
Mariasun Aramburuzabala Larregui	100,000	191,250	—	291,250
Beatrice Ballini	130,000	191,250	—	321,250
Joachim Creus	100,000	191,250	—	291,250
Olivier Goudet	100,000	191,250	—	291,250
Peter Harf	250,000	344,250	—	594,250
Johannes Huth	157,808	301,807	—	459,615
Anna Adeola Makanju	100,000	191,250	—	291,250
Isabelle Parize	100,000	191,250	—	291,250
Lubomira Rochet	49,315	107,810	—	157,125
Erhard Schoewel	100,000	191,250	—	291,250
Robert Singer	160,000	191,250	—	351,250

(1)	Amounts represent annual cash compensation for service as a director, Chairman, Lead Independent Director or AFC or RNC Chair, as applicable. Amounts are prorated based on the anticipated period of each director’s service during the fiscal year at the time of payment. In November 2022, Mr. Huth was paid a prorated annual cash retainer of $57,808 for service as a director during fiscal 2022 and was granted prorated annual RSU awards for such service. Ms. Rochet served on the Board from January 2, 2023 through the 2023 annual meeting in November 2023. Her prorated annual RSU awards for service through such annual meeting were granted on January 2, 2023. The prorated annual cash retainer for Ms. Rochet in the amount of $49,315 for her fiscal year 2023 service will be paid in November 2023.
(2)
Amounts represent the grant date fair value of RSUs issued to non-employee directors on November 15, 2022 (unless otherwise indicated) calculated in accordance with FASB ASC Topic 718. See Note 24, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 for certain assumptions used to calculate the valuation. The RSU award to Mr. Schoewel was made on November 15, 2022, and vested pursuant to the terms of the award agreements.

(3)	Presented below are the aggregate number of shares of Class A Common Stock underlying RSUs held by the non-employee directors as of June 30, 2023:

Name	Total Number of Shares of Class A Common Stock Underlying RSUs Outstanding as of June 30, 2023	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2023
Mariasun Aramburuzabala Larregui	63,287	—
Beatrice Ballini	82,808	—
Joachim Creus	81,547	—
Olivier Goudet	95,000	—
Peter Harf	187,657	—
Johannes Huth	39,452	—
Anna Adeola Makanju	63,287	—
Isabelle Parize	83,468	—
Lubomira Rochet	12,293*	—
Erhard Schoewel	0**	—
Robert Singer	95,000	—
Justine Tan	0***	—

*	Ms. Rochet served on the Board from January 2, 2023 through the 2023 annual meeting in November 2023. Her prorated annual RSU awards for service through such annual meeting were granted on January 2, 2023.
**
Erhard Schowel resigned from the Board on March 8, 2003. Pursuant to the terms of the Coty Inc. Stock Plan for Directors, upon Mr. Schoewel’s departure from the Board, a pro rata portion of the RSUs awarded to Mr. Schoewel was entitled to vest in full and the remainder were forfeited.

***	Justine Tan resigned from the Board on July 15, 2022. Upon Ms. Tan departure from the Board, a pro rata portion of the RSUs awarded to Ms. Tan that were entitled to vest were forfeited.
EXECUTIVE OFFICERS
Executive Officers
The following table sets forth certain information concerning our executive officers as of September 21, 2023. Information regarding Ms. Nabi is set forth above under “Proposal No. 1: Election of Directors—Director Nominees”.

Name	Age	Position Held
Sue Nabi	55	Chief Executive Officer
Laurent Mercier	53	Chief Financial Officer
Kristin Blazewicz	45	Chief Legal Officer and General Counsel
Anna von Bayern	45	Chief Corporate Affairs Officer
Gordon von Bretten	50	Chief Transformation Officer

Laurent Mercier has served as Chief Financial Officer and a member of our Executive Committee since February 2021. Mr. Mercier oversees our finance organization. Prior to his appointment as Chief Financial Officer he served as Coty’s Deputy CFO since May 2020 and previously as the CFO of Coty’s Luxury business since November 2017. Prior to joining Coty, Mr. Mercier worked in finance at Danone, S.A. a leading global food processing group, for 20 years, including serving in the role of VP of Finance for its European Dairy business from 2014 to 2017, CFO of Evian Volvic Germany and CFO for Asia, Middle East and Africa. Mr. Mercier holds a degree from the École Supérieure des Sciences Economiques et Commerciales (ESSEC).
Kristin Blazewicz has served as Chief Legal Officer, General Counsel and Secretary since March 15, 2020 and is a member of our Executive Committee. She is responsible for overseeing the Company’s legal and compliance affairs worldwide. Prior to joining the Company, Ms. Blazewicz served most recently as Vice President, Assistant General Counsel at Keurig Dr Pepper Inc., a coffee and beverage company, where she held various positions of increasing responsibility from January 2013, where she was responsible for a number of areas, including securities, corporate governance, finance and mergers and acquisitions. Prior to that, she was an associate at Gibson Dunn & Crutcher, a law firm, from 2006 to January 2013. Ms. Blazewicz brings more than fifteen years of in-house and law firm experience and has lived and worked in several global locations including her native U.S., China and the Netherlands. Ms. Blazewicz received a Juris Doctor and a Master of Laws in International Law and Legal Studies from Duke University School of Law and a Bachelor of Science in Business Administration and Management, magna cum laude, from the University of Vermont and studied international business at Wirtschaftsuniversitat Wien in Vienna, Austria.
Anna von Bayern has served as Chief Corporate Affairs Officer and a member of our Executive Committee since September 1, 2020. Ms. von Bayern is a journalist, moderator and author of two bestselling political biographies. She started and has anchored the first political talk show “Die Richtigen Fragen” on BILD, Germany's most widely followed media brand, since 2016. Through these experiences, she has established a strong reputation among her peers in the press and has gained a strong understanding of both the beauty industry and the communications landscape. She began her career at Publicis Consultants in Paris in 2001 and then attended Journalism School (Axel Springer Academie) in Berlin. She was a political correspondent for BILD am Sonntag and a member of the Federal Press Conference. She also runs the Lichtblick Children and Youth Foundation, in Munich, for children with special needs. Ms. von Bayern holds a BA in History and Politics, Phi Beta Kappa, from Stanford University, a MA in Creative Writing from the University of East Anglia, and a Master’s degree in Politics, Philosophy and Economics from Ludwig-Maximilians-University. She was a Young Leader of Atlantik-Brücke and of the American Council on Germany.
Gordon von Bretten has served as Chief Transformation Officer and a member of our Executive Committee since May 2020. Mr. von Bretten has more than 25 years of experience in creating value and performance enhancement. Prior to joining the Company, from 2015, he served as an operating partner at KKR Capstone, a team of operating professionals at KKR, focusing on corporate carve-outs and procurement and supply chain value creation across the KKR private equity portfolio. Prior to that, he was part of the senior management team at KlöcknerPentaplast Group, a plastics manufacturer, where he drove significant performance improvement, and spent 15 years in management consulting, most recently with AlixPartners and A.T. Kearney, where he focused on corporate turnarounds and implementing sustainable cost reductions. Mr. von Bretten holds a Bachelor degree in International Business from IBS, Lippstadt (Germany) and an M.B.A. from Wilfrid Laurier University in Waterloo (Canada).
Each executive officer serves for a one-year term ending at the next meeting of our Board at which executive officers are elected or, if earlier, his or her death, resignation or removal, subject to his or her applicable employment agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
    The following table shows the number of shares of our Class A Common Stock beneficially owned as of September 8, 2023, by (i) each person who is known by us to own beneficially more than 5% of our Class A Common Stock, (ii) each current member of our Board of Directors and Director nominees, (iii) each named executive officer, as identified below, and (iv) all current directors on our Board, nominees and executive officers, as a group. A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed.
    Applicable percentage ownership is based on 857,827,369 outstanding shares of Class A Common Stock as of September 8, 2023. Accordingly, percentage ownership amounts do not assume the conversion of any outstanding shares of Series B Preferred Stock held by HFS Holdings S.à r.l., and the computations and share amounts used herein do not give effect to any accretion on the Series B Preferred Stock after September 8, 2023.
    In computing the number of shares of Class A Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 8, 2023 and subject to RSUs that are vested but not settled or that are going to vest and are expected to settle within 60 days of September 8, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Class A Common Stock Beneficially Owned (September 8, 2023)
Name of Beneficial Owner	Shares(1)		%
JAB Beauty B.V.	448,853,684	(2)	52.3(3)
Blackrock, Inc.	53,612,314	(6)	6.3(6)
Sue Nabi	30,304,786		3.5(3)
Laurent Mercier	306,856		*
Kristin Blazewicz	847,545		*
Anna von Bayern	1,084,512		*
Gordon von Bretten	929,782		*
Maria Asuncion Aramburuzabala Larregui	925,000		*
Beatrice Ballini	7,000		*
Joachim Creus	—		*
Olivier Goudet	1,049,102	(5)	*
Peter Harf	12,350,509	(4)(5)	1.4(3)
Johannes Huth	1,000,000		*
Anna Adeola Makanju	—		*
Isabelle Parize	36,225		*
Lubomira Rochet	—		*
Robert Singer	391,482		*
All current Directors, Nominees and current Executive Officers as a Group (17 persons)	49,376,698	(4)(5)	5.8(3)

*	Less than one percent

(1)
Includes RSUs that are vested but not settled or that will vest and are expected to settle within 60 days of September 8, 2023 (excluding the impact of any net settlement to cover taxes). The RSUs issued to the non-employee directors as compensation, and shown in footnote 2 to the Non-Employee Directors Compensation for Fiscal Year 2023 table above, represent the right to receive shares of Class A Common Stock after termination of service as a member of the Board and thus may be deemed to be beneficially owned by such non-employee directors. These shares are not included in the “Shares” column.

(2)
Based on a Schedule 13D/A and a Form 4 filed with the SEC on June 20, 2023 and September 11, 2023, respectively. JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), a private limited liability company organized under the laws of the Netherlands, has shared voting power and shared dispositive power over these shares. JAB Beauty B.V., a direct subsidiary of JAB Holdings B.V. and an indirect subsidiary of Lucresca SE (“Lucresca”), Agnaten SE (“Agnaten”), each of which is a company with its registered seat in Austria, and JAB Holdings B.V., a Netherlands corporation, Lucresca and Agnaten indirectly have shared voting and investment control over the shares held by Cottage Holdco B.V. Lucresca and Agnaten are each controlled by Renate Reimann-Haas, Wolfgang Reimann, Stefan Reimann-Andersen and Matthias Reimann-Andersen, who with Peter Harf and Olivier Goudet exercise voting and investment authority over the shares held by JAB Cosmetics B.V. Lucresca, Agnaten, JAB Cosmetics B.V. and JAB Holdings B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities except to the extent of a pecuniary interest therein. JAB Holdings, Agnaten and Lucresca, by virtue of their relationships to JAB Beauty, may each be deemed to indirectly beneficially own the Class A Shares which JAB Beauty directly beneficially owns. The address of Lucresca and Agnaten is 4 Rue Jean Monnet, L-2180 Luxembourg, Luxembourg and the address of JAB Beauty B.V., JAB Cosmetics B.V. and JAB Holdings B.V. is Piet Heinkade 55 1019 GM Amsterdam, the Netherlands.

(3)
HFS Holdings S.à r.l, which is beneficially owned by Peter Harf, beneficially owns all of the outstanding shares of Series B Convertible Preferred Stock as of the date of this filing.
Assuming the full conversion of the outstanding shares of Series B Convertible Preferred Stock held by HFS Holdings S.à r.l,, and no other changes in capitalization, as of the record date the beneficial ownership percentage of Class A Common Stock and related voting power would be approximately:
•JAB Beauty B.V.: 50.9%;
•Peter Harf/HFS Holdings: 4.1%
•Sue Nabi: 3.4%
•All current Directors, Nominees and current Executive Officers: 5.6%

(4)	Each of Messrs. Creus, Harf and Goudet disclaim beneficial ownership in any shares held by JAB Beauty B.V. except to the extent of a pecuniary interest therein.
(5)
As a result of the beneficial ownership by HFS Holdings S.à r.l (which is beneficially owned by Peter Harf), of 146,047 shares of Series B Preferred Stock, Peter Harf may be deemed to beneficially own an additional 23,807,281 shares of Class A Common Stock (assuming full conversion of the shares of Series B Preferred Stock held by HFS Holdings S.à r.l based on the liquidation preference and dividends accrued through September 8, 2023).

(6)
Based solely on a Schedule 13G filed on February 3, 2023. Represents shares of Class A Common Stock beneficially owned by Blackrock, Inc. (“Blackrock”). Blackrock has sole voting power over 52,526,632 shares and sole dispositive power over 53,612,314 shares. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely on our review of such forms, or written representations from certain reporting persons that no other reports were required for those persons, we believe that all filing requirements applicable to our executive officers, directors, and greater than 10% beneficial owners were complied with during fiscal year 2023, except that, due to an administrative error, Ms. Rochet filed a late Form 4 reporting a RSU grant, each of Mr. von Bretten, Mr. Mercier, and Ms. Zafar filed late a Form 4 reporting the vesting of an RSU grant, and each of Ms. Bayern, Ms. Blazewicz, Ms. Zafar and Mr. Mercier and Mr. von Bretten filed a late Form 4 reporting the corrected taxes related to the vesting of an RSU grant.
PROPOSAL NO. 2
APPROVAL OF ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION (SAY-ON-PAY)
In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote, on a non-binding advisory basis, to approve compensation paid to our named executive officers. Executive compensation is disclosed in our “Compensation Discussion and Analysis” (“CD&A”) and the tables and text following the CD&A.

We believe that our compensation program is competitive, stimulates business growth through long-term incentives, and further aligns the named executive officers’ interests with those of the Company’s stockholders. We also believe that our compensation program is effectively designed to attract and retain high quality talent.
Proposal: In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the CD&A, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders.
Recommendation: The Board recommends voting FOR the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the CD&A and related compensation tables and discussion in the Proxy Statement.
Vote Required: This advisory vote, commonly referred to as “Say-on-Pay”, requires the affirmative vote of a majority of the votes cast. The advisory proposal is not binding on our Board. However, our Board values our stockholders’ opinions and the RNC will take into account the outcome of the advisory vote when considering future named executive officer compensation. The Board has adopted a policy providing for annual “Say-on-Pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will occur in 2024.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This section of the Proxy Statement describes our executive compensation philosophy, objectives and design; our compensation-setting process; our executive compensation program components; and the decisions made for fiscal year 2023 with respect to the compensation of each of our named executive officers (“NEO”) for fiscal year 2023. Our NEOs for fiscal year 2023, who are the executive officers who appear in the Summary Compensation Table below, are:
•    Sue Nabi, Chief Executive Officer (serving since September 2020);
•Laurent Mercier, Chief Financial Officer (serving since February 2021);
•Kristin Blazewicz, Chief Legal Officer and General Counsel (serving since March 2020);
•Anna von Bayern, Chief Corporate Affairs Officer (serving since September 2020); and
•Gordon von Bretten, Chief Transformation Officer (serving since May 2020).
Overview of Executive Compensation Philosophy & Objectives
The Company’s compensation programs for our NEOs are designed to attract, retain, motivate and reward leaders who create value for the Company and its stockholders. Accordingly, the Company seeks to provide competitive compensation with components that:
•pay for performance by rewarding executives for leadership excellence and financial performance in line with the Company’s strategic goals; and
•align executives’ interests and risk orientation with the Company’s business goals and the interests of the Company’s stockholders.
Elements and Design of Executive Compensation
As we continue to successfully execute on the strategy we laid out 3 years ago and implement our comprehensive transformation agenda, we have focused our compensation program for NEOs on long-term incentives in order to align our executives’ interests with stockholder interests and to foster an ownership culture among our Executive Committee members. The RNC believes that this emphasis on equity awards is appropriate as these officers have the greatest role in establishing the Company’s direction and therefore should have the greatest proportion of their compensation aligned with the long-term interests of shareholders.
As previously disclosed, the RNC carefully reviewed the compensation packages for our NEOs at the time of their appointments in 2020 and determined to change certain aspects of the standard NEO compensation program in order to incentivize these key executives during a challenging business transformation. Under this redesign, our NEOs are not eligible for the annual cash incentive awards under our Annual Performance Plan (“APP”), which has historically been a key component of the compensation program for our NEOs and is currently applicable only for our senior leaders who are not on the Executive Committee.
Our standard NEO compensation program consists of base salary and long-term equity awards under our Equity and Long-Term Incentive Plan, as from time to time amended (“ELTIP”). We also provide certain benefits and perquisites in line with general practice in the country in which the NEO resides and certain payments in lieu of pensions. Variable pay under our ELTIP has been and will continue to be the most significant element of our standard NEO compensation program. Excluding the specific arrangements for Ms. Nabi and Mr. von Bretten, annual salary generally accounts for less than 25% of total annual target compensation.
The Company’s fiscal year 2023 standard executive compensation program applicable to the NEOs consisted of the following principal elements:

Compensation Element	Method for Establishing its Value	Form of Payment	Who Establishes Objectives and Participation
Base Salary
Compensation Peer Group analysis, adjusted, as applicable, to reflect merit-based increases.
FY23: No individual increases except in countries where it is mandatory. Individual increases may apply in case of a promotion or major retention issues.
		Cash	Except with respect to their own compensation, the Chief Human Resources Officer (“CHRO”) and the CEO recommend, subject to RNC review and approval.
APP: Annual Incentive	FY23: NEOs will not participate in the APP bonus awards as their variable compensation will be comprised entirely of annual equity incentive awards.
ELTIP: Long-Term Incentive	Compensation Peer Group analysis adjusted to reflect the total pool size and subjective review of NEO individual performance.	RSUs.	Except with respect to their own compensation, the CHRO and the CEO recommend target grant levels for each NEO, subject to RNC approval of: (i) target grant levels and (ii) evaluation of performance against target.
The Company believes that the compensation program plays a key role in providing the appropriate incentives to drive success, which in turn, should help drive improved operating and financial results reflected in improved total stockholder return.

Fiscal Year 2023 Compensation Decisions and Structure

Base Salary and Target Incentive Compensation Determinations

The RNC annually reviews the structure of the Company’s executive compensation program and, within that program, each executive officer’s target total direct compensation, which is comprised of annual base salary and target annual equity-based compensation (long-term incentive). These targets are generally based on a percentage of the NEO’s annual base salary and level and scope of responsibility and are reviewed regularly.
Competitive Compensation. Our compensation program for our NEOs is designed to compensate our NEOs competitively to ensure that we attract and retain the right talent to deliver stockholder value. We benchmark our compensation against a peer group of companies that includes companies against whom we compete for key talent (the “Compensation Peer Group”), which is described more fully below. We generally target total direct NEO compensation at or around the median of the Compensation Peer Group and provide the NEOs with the opportunity to earn total direct compensation toward the third quartile of the Compensation Peer Group based on exceptional performance.
Annual Salary Determination. We pay base salaries to provide executives with a secure, fixed base of cash compensation in recognition of individual responsibilities and job performance. Consistent with our pay-for-performance philosophy, base salary generally accounts for less than 25% of each NEO’s fiscal year 2023 target total direct compensation, subject to exceptions in the case of specific compensation arrangements designed to address particular circumstances. Salary levels are typically set and reviewed by the RNC annually and in connection with the appointment of a new executive. Salaries and any salary increases are approved by the RNC after a comparative analysis of base salaries for similar positions among the Compensation Peer Group. When determining base salaries, the RNC considers external competitive market conditions in addition to total direct compensation targets and personal performance and internal comparisons.
2023 Decisions Regarding Salary. For the fiscal year 2023 compensation review, the RNC determined to keep at current levels for each of the NEOs except in exceptional cases due to alignment needs. On May 25, 2023, the RNC approved a new compensatory arrangement for Mr. Mercier who has served as Coty’s Chief Financial Officer since February 2021. Under the terms of the new arrangement (which has been reflected in an updated offer letter), Mr. Mercier will be entitled to an annual base salary in the amount of EUR 825,000 effective June 1, 2023 (an increase from his previous annual base salary of EUR 750,000).
Long-Term Incentive Compensation
Annual Equity-Based Compensation Awards. We seek to closely align the interests of our NEOs with those of our stockholders through a compensation program in which a significant portion of total compensation is paid through equity-based long-term incentives. We have adopted the ELTIP, which governs all equity awards granted to employees after its adoption in 2013. Long-term equity-based compensation provides direct alignment between our NEOs’and stockholders’ interests. Generally, the RNC determines a target value for annual equity-based awards for each NEO generally based on level, job scope and impact. Typically, these annual awards are made in the form of RSUs, with a three-year graded vesting period, under the ELTIP. The RNC believes this structure helps ensure long-term retention of key executive talent and a longer-term strategic perspective. Our equity compensation programs are intended to encourage retention of, and long-term focus by, our NEOs by giving them an ownership stake in our future growth and financial success.
Although we do not tie our long-term incentive awards to specific performance goals, the RSU awards are intended to align the interests of our NEOs with the interests of our shareholders. In particular, as our NEOs are accountable for the successful implementation of our multi-year transformation plan and deleveraging initiatives, as well as the development and execution of our ambitious global business strategy, the RNC considers service-vested equity awards to appropriately incentivize the achievement of long-term business performance goals and sustainable growth.
Compensation Arrangements for Named Executive Officers. In fiscal year 2023, the RNC continued to carefully consider the appropriate levels and mix of compensation to establish incentives that are linked to the Company’s goals and align the executives’ interests with those of the stockholders and are also consistent with internal and external competitive comparisons. It also continued implementation of more standardized confidentiality, non-competition, and non-solicitation agreements.

Sue Nabi, Chief Executive Officer. The RNC made no changes to Ms. Nabi’s fiscal 2023 compensation arrangements. Ms. Nabi did not receive any grants pursuant to the ELTIP in fiscal 2023.
Unique CEO Compensation Arrangements
Although the RNC made no changes to Ms. Nabi’s compensation arrangements for fiscal 2023, on May 4, 2023 the Board and Ms. Nabi did enter into an amendment to that certain employment agreement dated as of October 13, 2020, as amended by the amendment (the “Amendment”) to set forth the new compensation arrangements for Ms. Nabi to be effective July 1, 2023. Ms. Nabi’s renewed compensation agreement is anchored on a long-term equity program which runs through 2030. The agreement includes a significant portion of performance related shares alongside a performance related bonus, which are intended to further align all stakeholders’ interests and incentivize strategic growth, recognizing that the Company has now moved from its transformation agenda to a stable strategic platform.
Annual Bonus Plan
Under the terms of the new fiscal 2024 arrangement, in addition to her annual base salary in the amount of €3,000,000, which remains unchanged, effective July 1, 2023 Ms. Nabi will be eligible to participate in the Company’s performance-based annual cash bonus plan (the “Annual Bonus Plan”). Ms. Nabi will participate under the Annual Bonus Plan with a target of 100% of her Base Salary, a maximum of 200%, and a minimum of 0% if certain threshold conditions are not achieved. The performance objectives for the Annual Bonus Plan will be determined annually by the Board.
Nabi Equity Program
Under the terms of the new arrangement, the Board has designed a long-term equity program for Ms. Nabi (the “Nabi Equity Program”) with equity awards vesting through 2030. Pursuant to the terms of the Amendment, on May 4, 2023 the Company granted Ms. Nabi a one-time award of 10,416,667 RSUs (the “RSU Award”), which will vest and settle in shares of the Company’s Class A Common Stock over five years on the following vesting schedule: (i) 15% of the RSU Award on September 1, 2024, (ii) 15% of the RSU Award on September 1, 2025, (iii) 20% of the RSU Award on September 1, 2026, (iv) 20% of the RSU Award on September 1, 2027; and (v) 30% of the RSU Award on September 1, 2028, in each case subject to Ms. Nabi’s continued employment through the applicable vesting date.
In addition, on May 4, 2023, pursuant to the terms of the new arrangement the Company also granted Ms. Nabi an award of 2,083,333 Performance RSU Awards (the “PRSUs”), which will fully vest on September 1, 2026 subject to the achievement of three-year performance objectives to be determined by the Board and subject to Ms. Nabi’s continued employment. The new arrangement also provides for an additional annual performance based RSU award of 2,083,333 PRSUs that the Company will grant to Ms. Nabi on or around each of September 1, 2024, September 1, 2025, September 1, 2026, and September 1, 2027, which will vest on the third-year anniversary of the respective grant date, subject in each case to the achievement of three-year performance objectives to be determined by the Board and Ms. Nabi’s continued employment through the applicable vesting date.
Reload Options
In the event that Ms. Nabi enters into a “tag along” agreement with the Company’s largest stockholder, JAB Beauty B.V. (formerly known as Cottage Holdco B.V.) (“JAB”), and Ms. Nabi participates in a “tag along” sale with JAB whereby JAB and Ms. Nabi sell shares of Common Stock for cash in a privately negotiated transaction (i.e., not a public offering), subject to Board approval the Company will grant Ms. Nabi new options to acquires shares of Common Stock (the “Reload Options”) in an amount equal to the number of shares sold by Ms. Nabi in such transaction. The Reload Options will have a strike price equal to the greater of the volume weighted average price for shares at the time of the relevant transaction and the fair market value on the date of grant.
Laurent Mercier, Chief Financial Officer. On May 25, 2023, the RNC approved a new compensatory arrangement for Mr. Mercier. Under the terms of the new arrangement, effective June 1, 2023, he is entitled to an an annual base salary in the amount of EUR 825,000 (an increase from his previous annual base salary of EUR 750,000). The RNC made no other changes to Mr. Mercier’s compensation arrangements during fiscal 2023.

Ms. Blazewicz, Chief Legal Officer. The RNC made no changes to Ms. Blazewicz’s compensation arrangements during fiscal 2023.
Ms. von Bayern, Chief Corporate Affairs Officer. The RNC made no changes to Ms. von Bayern’s compensation arrangements during fiscal 2023.
Mr. von Bretten. Chief Transformation Officer. The RNC made no changes to Mr. von Bretten’s compensation arrangements during fiscal 2023.
Fiscal Year 2023 Long-Term Equity Compensation
Annual Awards. The size of the total pool for equity-based awards to our employees as a whole under the ELTIP (including the NEOs) is based on the total number of employees and their target or notional grants for their respective job levels. The RNC determined that the maximum number of RSU awards available for the annual grant in fiscal year 2023 was a total pool valued at $52,600,000, based on the total number of employees and their target or notional grants for their respective job levels. When deciding whether to award annual grants, the RNC considers the collective performance of Coty Inc. during the fiscal year on which the awards are based and, where applicable, an employee’s individual performance in the fiscal year. All annual long-term equity awards granted to our NEOs in fiscal year 2023 were awarded in the form of RSUs with a three-year graded vesting period tied to continued employment with the Company. The applicable vesting timeline for these annual awards (other than awards for Mr. von Bretten) will be 25% after the 1st anniversary, 25% after the 2nd anniversary, and 50% after the 3rd anniversary.
The RNC considers several factors when determining long-term incentive awards for each NEO. Notional grants or target awards are established for each role. Then, these target awards may be adjusted based on the RNC’s determination of the total pool size and, in extraordinary circumstances, its review of the NEO’s individual overall performance during the fiscal year. There is no relationship between the timing of the granting of awards and our release of material non-public information.
Annual long-term equity awards granted to NEOs under the ELTIP in fiscal year 2023 continued to reflect the unique compensation program designed to incentivize our key executives during a challenging business transformation at the time of their appointments. The annual awards for Mr. Mercier had a target value of $1,800,000 and the annual award for each of Mses. Bayern and Blazewicz and Mr. von Bretten had a target value of $2,900,000. After assessing the individual performance of each NEO, the RNC awarded each NEO his or her full target award. The number of RSUs granted was calculated by dividing the target value by the average Class A Common Stock closing price over the 30-day period prior to the grant date. Pursuant to Mr. von Bretten’s employment agreement, the number of RSUs granted in connection with his annual award was calculated based on the closing price on the grant date. As a result, each of Mr. Mercier and Mses. Bayern and Blazewicz were awarded RSUs covering 253,164, 407,876 and 407,876 shares of Class A Common Stock, respectively, and Mr. von Bretten was awarded 438,066. As discussed above, Ms. Nabi did not receive an equity award under the annual grant pool. The specific awards for the NEOs are shown in the table under the heading “Fiscal Year 2023 Grants of Plan-Based Awards”. When dividends on our Class A Common Stock are paid, dividend equivalent rights are accrued on the RSUs and are paid in cash upon vesting; the Board suspended the payment of dividends on our Class A Common Stock in April 2020.
Changes to Compensation Philosophy for fiscal year 2024
To further support our pay for performance philosophy, due to the continued success of the transformation agenda and our strategic objectives, the Board recognized a need to review the compensation program to retain and attract key talent. As a result, the Company plans to revise its compensation structure for fiscal year 2024. The 2024 program will still be based on two components: annual salary and annual incentive awards, with the following highlights:
• Performance Metrics. Similar to the new compensation arrangements for the CEO, the Company expects to use performance metrics for a portion of long-term equity compensation, through the use of performance RSU awards. The Company expects to grant a portion of long-term equity compensation in the form of performance RSU awards to senior leaders, including NEOs, that will be subject to (i) the achievement of long-term performance objectives to be determined by the Board, (ii) specified vesting schedules and (iii) the executive’s continued employment.
• APP reinstated. In order to provide short-term incentives tied to performance measures, members of the executive committee, including the NEOs, are expected to be eligible for APP bonus awards.

Additional Executive Compensation Information
We believe our NEO compensation program follows best practices with respect to corporate governance and risk management, and includes the following principles:
Stock ownership and retention guidelines. As described above, we strongly believe in encouraging stock ownership by our NEOs and have adopted stock ownership guidelines that apply to our executives and directors for so long as they serve as executives or directors. These guidelines provide that, after a five-year phase-in period, the Chief Executive Officer and the other members of the Executive Committee should invest in our shares in an amount equal to or exceeding a multiple of five and three times their annual base salary, respectively, and, in the case of our non-employee directors, three times his or her annual cash retainer. If a participant fails to achieve initial compliance within the phase-in period, the RNC may decide that the participant is ineligible to receive equity grants until the guidelines are met. Although the phase-in period has not concluded as of fiscal 2023, a majority of executives and directors subject to these guidelines have achieved initial compliance, and for those who have not, there is no reason to believe that they will not be in compliance.
Hedging transactions prohibited. Our insider trading policy prohibits directors, officers and employees from engaging in short sales, derivatives trading and hedging involving our securities.
No tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites, other than reimbursement for children’s schooling fees, are generally the responsibility of the NEOs. We do not provide tax gross-ups for golden parachute excise taxes.
Incentives do not encourage excessive risk taking. We believe that our compensation program does not contain features that could potentially encourage excessive risk taking. In addition, we continue to utilize multiple performance measures under the APP applicable to senior leaders other than Executive Committee members to reduce the risk of over concentration on a single business or financial metric. Our stock options, RSUs and other equity granted to our NEOs generally vest over a three-year graded period tied to continued employment with the Company, and management has sizable unvested stock positions relative to their income, which together encourage focus on the long-term value of our stock, aligns management’s and stockholders’ interests and discourages excessive risk taking to optimize short-term and non-sustainable performance.
No backdating or repricing of stock options. In fiscal year 2023, the annual equity grants were made in October 2022. Equity awards, including stock options, are never backdated. In addition, our equity incentive plans prohibit repricing of stock options and issuing stock options at below-market exercise prices, unless otherwise approved by our stockholders.
Independent external experts engaged for executive compensation information. Each year since fiscal year 2010, the RNC has engaged an independent external expert to provide information with respect to executive compensation.
Limited perquisites. NEO perquisites are reasonable and generally represent no more than 3.0% of each NEO’s total target compensation. See “Other Benefits and Perquisites”, below.
Double-trigger equity vesting upon a change in control. All active equity compensation plans and programs that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including the ELTIP, require a “double-trigger”, which means that accelerated vesting of equity awards issued under the ELTIP will only occur upon a termination of employment in connection with a change in control and not simply as a result of the completion of a change in control transaction. Upon the occurrence of such events, the award vests in full.
Claw-Back Policy. Under our Claw-Back Policy, adopted in fiscal 2020, we may recoup incentive compensation paid to an executive officer in the event an accounting restatement occurs as a result of material non-compliance under any financial reporting requirements. If the restated results would have afforded a lower incentive payout, the Board may, in its discretion, seek reimbursement of the difference for the three-year period preceding the restated period. Recoupment can include cancellation of unvested equity awards. We are reviewing our Claw-Back Policy to conform to the new SEC rules for such policies and expect to adopt appropriate amendments in advance of the effective date for NYSE-listed companies.

Competitive Compensation and Peer Group Rationale
In establishing compensation for our NEOs, we consider the compensation practices, structures and terms (such as the length and nature of applicable vesting periods and the mix of performance-vested and time-vested awards) of the Compensation Peer Group. We consider these practices to determine the competitiveness of individual compensation elements and total compensation of our NEOs. We seek to structure the forms and mix of our executive compensation program in a manner generally consistent with our peers and so that target total direct NEO compensation is at or around the median of the Compensation Peer Group and provides the NEOs the opportunity to earn higher total direct compensation based on exceptional performance in order to attract and retain talent. Individual pay to NEOs varies in accordance with experience, individual and collective performance and other factors determined by the RNC. Actual total direct compensation reported may also vary due to currency fluctuations.
The Compensation Peer Group consists of companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities, as well as global footprint and the complexity of the Company’s strategic, operational and financial transformation. In light of the Company’s ongoing transformation agenda, the RNC believes that comparators based on these characteristics are more meaningful than revenue or market capitalization alone.
The RNC periodically reviews the companies included in the Compensation Peer Group, including in consultation with an independent external compensation expert. Our Compensation Peer Group used for compensation decisions early in fiscal year 2023 included the following companies:

Beiersdorf	L’Oreal
Colgate-Palmolive Company	The Procter and Gamble Company
The Estée Lauder Company, Inc.	Sephora (a subsidiary of LVMH)
Henkel AG & Co. KGaA	Ulta Beauty, Inc.
Johnson & Johnson	Unilever PLC
LVMH Moet Hennessy - Louis Vuitton SE
The Compensation Peer Group included companies with a broad range of annual revenues, with a median of approximately $26.3 billion. As a result of the RNC review of the Peer Group in September 2022, Sephora (a private Company) and Ulta Beauty, Inc. have been added to the Peer Group that was used for compensation considerations for the fiscal year ending June 30, 2023, replacing Revlon, Inc. following its delisting from the NYSE.
Benefits and Perquisites
General. In general, our NEOs participate in the same benefit plans generally available to our employees in the home country in which the NEO resides. These benefit plans include health insurance, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees, with the exception of healthcare coverage that is provided through a specific international health insurance plan.
Perquisites. We provide NEOs with reasonable perquisites on an individual basis. The perquisites generally include car allowances to the extent deemed necessary for business purposes and relocation assistance. Perquisites generally represented no more than 3.0% of each NEO’s total compensation. All perquisites with an aggregate value of at least $10,000 received by an NEO are detailed in the footnotes to the Summary Compensation Table.
Retirement Plans. We provide retirement benefits to our NEOs in the United States and other relevant countries through our local retirement plans.
Potential Payments upon Termination of Employment. The employment agreements with our NEOs and our compensation plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and incremental benefits are discussed in “—Potential Payments upon Termination or Change-in-Control”.

Employment Agreements
We have entered into employment agreements with each of our NEOs. The employment agreements are described in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements”.
Tax and Accounting Implications
The exemption excluding certain performance-based compensation from the deductions limits under Section 162(m) of the Internal Revenue Code for compensation paid to the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) was eliminated, effective for taxable years beginning after December 31, 2017. Therefore, compensation paid to our covered executive officers in excess of $1,000,000 would not be deductible unless it is payable pursuant to a legally binding arrangement in place as of November 2, 2017 under which, prior to the change in tax law, the compensation would have been deductible.
Our compensation programs are intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine deductions are available, particularly in the United States, and in our best interests and to further advance organizational growth while providing competitive compensation.
While the RNC is mindful of the potential benefit to the Company of the full deductibility of compensation, the committee believes that the Company should maintain the flexibility to compensate our NEOs in a manner that can best promote the Company’s objectives. The RNC intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and its stockholders.
Independent External Experts Engaged by the Remuneration and Nomination Committee
The RNC has engaged independent external experts to provide information with respect to our executive compensation.
The independent external expert reports directly to the RNC, with input from certain members of senior management. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RNC and may reflect factors and considerations other than the information provided by the independent external expert.
In fiscal year 2023, the RNC engaged Willis Towers Watson to provide information regarding competitive compensation peer group and compensation benchmarking data for NEO’s and executive-level positions, as well as information about market practices for equity compensation and plan governance. The RNC assessed the independence of Willis Towers Watson and concluded that Willis Towers Watson is independent and no conflict of interest exists that would prevent Willis Towers Watson from providing this information to the RNC.
Role of “Say-on-Pay” Advisory Vote on Executive Compensation
We provided stockholders a “Say-on-Pay” advisory vote on the compensation of our NEOs in 2021 under Section 14A of the Exchange Act. At our 2022 Annual Meeting of Stockholders, approximately 77.8% of the votes cast for approval of the “Say-on-Pay” advisory vote. Our Say on Pay votes have averaged 87.8% support for the last nine years. We believe these results indicate that our shareholders are generally supportive of our compensation program.
The RNC carefully evaluated the results of the 2022 advisory vote. The RNC also considers many other factors in evaluating our executive compensation programs as discussed in this CD&A, including the RNC’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the RNC’s fiduciary duty to act in stockholders’ best interests. After weighing these factors, the RNC did not make significant changes to our 2023 executive compensation program and policies as a result of the 2022 “Say-on-Pay” advisory vote, and instead we undertook a comprehensive re-assessment of our executive compensation principles for future implementation, with a focus on introducing performance-based metrics for both short-term and long-term incentives for our executive officers. As discussed above in “--Changes to Compensation Philosophy for 2024”, the new compensation arrangement for our CEO, entered into in May of 2023, reflects this approach.

It has been our long-standing practice to engage with our stockholders throughout the year so that management and the Board can better understand stockholder perspectives on topics like executive compensation, diversity and sustainability, among others. As reflected in the say-on-pay results, some shareholders have expressed concerns regarding the alignment of pay and performance, targets applicable to our long-term incentive awards, as well as executive severance practices. We were particularly focused on feedback relating to performance-based metrics, and we sought input from stockholders regarding potential structures and metrics, including the use of performance measures linked to “ESG” or other sustainability-related activities. We will continue to reach out to investors and to consider the outcome of say-on-pay votes when making future compensation decisions for our executives and as we implement our 2021 executive compensation program.
REMUNERATION AND NOMINATION COMMITTEE REPORT
The Remuneration and Nomination Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (this “CD&A”) with management and based on such review and discussions has recommended to the Board of Directors of the Company that this CD&A be included in the Company’s Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Stockholders.
The Remuneration and Nomination Committee
Beatrice Ballini, Chair
Maria Asuncion Aramburuzabala Larregui
Anna Adeola Makanju

Summary Compensation Table
The following table sets forth information regarding fiscal year 2021, 2022 and 2023 compensation for our NEOs. Columns otherwise required by SEC rules are omitted where there is no amount to report.

Name & Title*	Fiscal Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(1)(3)	Total Compensation ($)(1)
Sue Nabi, Chief Executive Officer	2023	3,549,000	—	145,875,000	—		—	5,486	149,429,486
	2022	3,506,260	—		—	—	—	51,494	3,557,753
	2021	3,549,000	—	280,200,000	—		—	42,455	283,791,455

Laurent Mercier, Chief Financial Officer	2023	790,264	—	1,675,946	—		—	117,008	2,583,217
	2022	603,842	340,370	1,601,522	—		—	117,445	2,663,179
	2021	495,982	95,583	499,999	—		—	74,744	1,178,725

Kristin Blazewicz, Chief Legal Officer	2023	750,000	—	2,700,139	—		—	33,849	3,483,988
	2022	750,000	—	2,665,886	—		—	35,068	3,450,954
	2021	752,792	120,000	2,899,997	—		—	55,289	3,828,079

Anna von Bayern, Chief Corporate Affairs Officer	2023	784,213	—	2,700,139	—		—	22,885	3,507,237
	2022	850,925	—	2,665,886	—		—	26,882	3,543,693
	2021	567,684	136,547	2,899,997	—		—	13,370	3,617,599

Gordon von Bretten, Chief Trans-formation Officer	2023	1,342,021	—	2,899,997	—		—	62,940	4,304,958
	2022	1,456,186	234,406	2,899,996	—		—	73,902	4,664,489
	2021	1,641,643	953,990	—	—		—	72,656	2,668,289

(1)
The salary for each of Messrs. Mercier and von Bretten and Mses. Nabi, Blazewicz and von Bayern reflects the amount of their annual salary paid in fiscal year 2023 during their periods of service to the Company. The salary paid to Mr. Mercier reflects salary increases during the course of the year due to his role as CFO. Mses. Nabi and von Bayern and Messrs. Mercier and von Bretten were paid in Euros. Ms. Blazewicz was paid in U.S. dollars. Exchange rates for fiscal year 2023 compensation are calculated using the average monthly exchange rate during the fiscal year.

(2)
Amounts represent the grant date fair value of the RSUs granted in each year, in each case calculated in accordance with FASB ASC Topic 718. See Note 24, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 for certain assumptions used to calculate the valuation.

(3)
Amounts shown in the All Other Compensation column for fiscal year 2023 include the following:
(a) For Ms. Nabi, employer contributions to the international healthcare plan for executives in the amount of $5,486;
(b) For Mr. Mercier, a mobility allowance in the Netherlands in the amount of $25,094, employer contributions to the international healthcare plan for executives in the amount of $3,577; cash payments in the amount of $59,707 reflecting employer contributions exceeding the Dutch defined contribution plan “annual allowance”; and reimbursement for tax services in the amount of $28,629;
(c) For Ms. Blazewicz, employer contributions of $31,317 under the Company’s 401(k) Savings Plan, a defined contribution plan, and reimbursement for tax services in the amount of $2,532;
(d) For Ms. von Bayern, a car allowance in the amount of $22,585 and reimbursement for tax services of $300; and
(e) For Mr. von Bretten, cash payments in the amount of $56,217 reflecting employer contributions exceeding the Dutch defined contribution plan “annual allowance”; and reimbursement for tax services in the amount of $6,723.

Fiscal Year 2023 Grants of Plan-Based Awards
The following table and footnotes provide information on all grants of plan-based compensation under the Company’s plans made to NEOs during fiscal year 2023.

Name	Grant Date	Estimated Future Payments under Non-Equity Incentive Plan Awards (1) ($)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Minimum	Target	Maximum
Sue Nabi	5/4/2023	—	—	—	12,500,000	—	—	145,875,000
Laurent Mercier	10/19/2022	—	—	—	253,164	—	—	1,675,946
Kristin Blazewicz	10/19/2022	—	—	—	407,876	—	—	2,700,139
Anna von Bayern	10/19/2022	—	—	—	407,876	—	—	2,700,139
Gordon von Bretten	10/19/2022	—	—	—	438,066	—	—	2,899,997

(1)	None of the NEOs are eligible for awards under the APP, our annual cash incentive program.
(2)
Represents (a) the annual long-term incentive compensation awards of RSUs under the ELTIP on October 19, 2022, with graded vesting over three years, subject to certain vesting conditions and exceptions; and (b) an award for Ms. Nabi on May 4, 2023 of 10,416,667 RSUs, with graded vesting over five years, subject to certain vesting conditions and exceptions, and an award of 2,083,333 of PRSUs which will fully vest on September 1, 2026 subject to the achievement of three-year performance objectives to be determined by the Board and subject to Ms. Nabi’s continued employment. Performance objectives for such PRSUs are expected to be determined by the Board in the first quarter of fiscal 2024. See “Compensation Discussion and Analysis — Fiscal Year 2023 Compensation Decisions and Structure — Fiscal Year 2023 Long-Term Equity Compensation”.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
The material terms of each NEO’s current employment arrangements are described below and under “Potential Payments upon Termination or Change-in-Control—Certain Additional Payments”, below:
Sue Nabi. Under her employment agreement, Ms. Nabi is our Chief Executive Officer. The employment agreement provides that her base salary, bonus opportunities and long-term incentive awards would be reviewed and set by the Board or a committee thereof. Ms. Nabi is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in her employment agreement. Ms. Nabi did not receive any additional compensation for her service as a director. Ms. Nabi agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 12 months following her employment with the Company.
Laurent Mercier. Under his employment agreement, Mr. Mercier has been our Chief Financial Officer since February 15, 2021. The employment agreement provides that his base salary, bonus opportunities and long-term incentive awards are reviewed and set by the Board or a committee thereof. Mr. Mercier is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. Mercier agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for six months following his employment with the Company.
Kristin Blazewicz. Under her employment agreement, Ms. Blazewicz is our Chief Legal Officer and General Counsel. The employment agreement provided that her base salary, bonus opportunities and long-term incentive awards would be reviewed and set by the Board or a committee thereof. Ms. Blazewicz is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in her employment agreement. Ms. Blazewicz agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that continue in effect for six months following her employment with the Company.
Anna von Bayern. Under her employment agreement, Ms. von Bayern is our Chief Corporate Affairs Officer. The employment agreement provided that her base salary, bonus opportunities and long-term incentive awards would be reviewed and set by the Board or a committee thereof. Ms. von Bayern is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in her employment agreement. Ms. von Bayern agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that continue in effect for 12 months following her employment with the Company.
Gordon von Bretten. Under his employment agreement, Mr. von Bretten is our Chief Transformation Officer. The employment agreement provided that his base salary, bonus opportunities and long-term incentive awards would be reviewed and set by the Board or a committee thereof. Mr. von Bretten was entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. von Bretten agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that continue in effect for 12 months following his employment with the Company.
    Grants of Plan-Based Awards: Annual Equity Awards
Annual equity awards are described and calculated as set forth above in “Compensation Discussion and Analysis—Fiscal Year 2023 Long-Term Equity Compensation”.

Outstanding Equity Awards at 2023 Fiscal Year End
The following table shows outstanding equity awards held by the NEOs as of June 30, 2023, the last day of our fiscal year. The market value of the shares of unvested RSUs is determined by multiplying the number of outstanding awards by $12.29, which was the closing price of our Class A Common Stock on June 30, 2023, the last trading day of our fiscal year. The market value does not reflect, nor in any way assures, that the amounts will correspond to the actual value that will be recognized by the NEOs upon vesting.

NEO	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
						10,416,667	(1)	128,020,837
Sue Nabi						2,083,333	(2)	25,604,163
						10,000,000	(3)	122,900,000

						253,164	(4)	3,111,386
						124,600	(5)	1,531,334
Laurent Mercier						51,921	(6)	638,109
						10,667	(7)	131,097
						4,699	(8)	57,751

						407,876	(4)	5,012,796
						267,660	(5)	3,289,541
Kristin Blazewicz						301,142	(6)	3,701,035

						407,876	(4)	5,012,796
						267,660	(5)	3,289,541
Anna von Bayern						301,142	(6)	3,701,035

						438,066	(9)	5,383,831
Gordon von Bretten						258,812	(10)	3,180,799

(1)
Represents RSUs granted under the ELTIP to Ms. Nabi on May 4, 2023 with graded vesting over five years on the following vesting schedule: (i) 15% of the RSU Award on September 1, 2024, (ii) 15% of the RSU Award on September 1, 2025, (iii) 20% of the RSU Award on September 1, 2026, (iv) 20% of the RSU Award on September 1, 2027; and (v) 30% of the RSU Award on September 1, 2028, in each case subject to Ms. Nabi’s continued employment through the applicable vesting date.

(2)
Represents PRSUs granted under the ELTIP to Ms. Nabi on May 4, 2023 that will fully vest on September 1, 2026 subject to the achievement of three-year performance objectives to be determined by the Board and subject to Ms. Nabi’s continued employment.

(3)	Represents RSUs granted under the ELTIP to Ms. Nabi on June 30, 2020 that vest in three equal installments on August 31, 2021, August 31, 2022 and August 31, 2023, subject to certain vesting conditions.

(4)
Represents RSUs granted under the ELTIP on October 19, 2022, 25% of which on the first anniversary of the date of grant, 25% vest on the second anniversary of the date of grant, and 50% vest on the third anniversary of the date of grant, subject to certain vesting conditions.

(5)	Represents RSUs granted under the ELTIP on November 26, 2021, 25% of which on the first anniversary of the date of grant, 25% vest on the second anniversary of the date of grant, and 50% vest on the third anniversary of the date of grant, subject to certain vesting conditions.
(6)	Represents RSUs granted under the ELTIP on October 19, 2020 that vest in three equal annual installments on the first, second and third anniversary of the grant date, subject to certain vesting conditions.
(7)	Represents RSUs granted under the ELTIP on November 14, 2019 60% of which vest on the third anniversary of the date of grant and 20% of which vest on each of the fourth and fifth anniversaries of the date of grant, subject to certain vesting conditions.
(8)	Represents RSUs granted under the ELTIP on September 4, 2018 60% of which vest on the third anniversary of the date of grant and 20% of which vest on each of the fourth and fifth anniversaries of the date of grant, subject to certain vesting conditions.
(9)	Represents RSUs granted under the ELTIP on October 19, 2021, 25% of which on the first anniversary of the date of grant, 25% vest on the second anniversary of the date of grant, and 50% vest on the third anniversary of the date of grant, subject to certain vesting conditions.
(10)
Represents RSUs granted under the ELTIP on October 19, 2022, that vest in three equal annual installments from the date of grant, subject to Mr. von Bretten’s continued employment through each such vesting date, and certain other restrictions and vesting conditions.

(11)
Represents RSUs granted under the ELTIP on October 19, 2021, that vest in three equal annual installments from the date of grant, subject to Mr. von Bretten’s continued employment through each such vesting date, and certain other restrictions and vesting conditions.

Fiscal Year 2023 Option Exercises and Stock Vested
The following table provides information about the NEO’s stock awards that vested during fiscal year 2023. During fiscal year 2023, our NEOs did not exercise any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sue Nabi	10,000,000	75,100,000
Laurent Mercier	117,372	798,360
Kristin Blazewicz	390,361	2,584,190
Anna von Bayern	390,361	2,584,190
Gordon von Bretten	360,391	3,471,413

Pension Benefits
We do not administer any pension programs that provide our NEOs with additional benefits from those offered to our other employees.
Potential Payments upon Termination or Change-in-Control
We have entered into employment agreements and related Confidentiality, Non-Competition, and Non-Solicitation Agreements with each of our NEOs, and maintain certain incentive, equity and benefit plans in which our NEOs participate. These agreements and plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain circumstances. These payments and benefits are described below.
Equity Awards under the ELTIP: RSUs, Restricted Stock, Options,
Treatment upon termination due to death, disability or retirement. A pro rata portion of all unvested Stock Options, unvested RSUs, unvested Stock Options or unvested Restricted Stock will vest on a pro rata basis in the event that the NEO’s employment is terminated due to death, disability or retirement. The pro rata amount is based on the number of days that have passed since the applicable award was granted. In the case of awards with the graded vesting schedule discussed above, the pro rata portion of the unvested award will equal the number of unvested RSUs (or other award) that would have become vested at the next scheduled vesting date multiplied by a fraction, the numerator of which is the number of days elapsed from the grant date, or the most recent vesting date, as applicable, to the date employment terminated, and the denominator of which is the number of days between the grant date or the most recent vesting date, as applicable, and the next scheduled vesting date for such portion of the award.
Treatment upon termination for any reason other than retirement, death or disability (not following a change in control). All unvested Stock Options and unvested RSUs will be forfeited and canceled pursuant to their terms.
Treatment upon a change in control. All active equity compensation plans and programs that provide for additional or accelerated payment or accelerated vesting in connection with a change in the control of the Company, including the ELTIP, require a “double-trigger”. Upon the occurrence of such events, the equity award vests in full.
Certain Additional Payments
Unless specified below, each NEO would not be entitled to any additional payments upon termination of his or her employment for any reason or a change in control, except for accelerated vesting under the ELTIP.
•Ms. Nabi is entitled to six months’ notice of a termination of her employment agreement by the Company, or payment in lieu of such notice in an amount equal to the base salary to which she would have been entitled during the notice period, and monthly payments equal to her base salary for a period of six months in consideration of her non-competition and non-solicitation obligations in the event of the termination of her employment agreement.
•Mr. Mercier is entitled to six months’ notice of a termination of his employment agreement by the Company, or payment in lieu of such notice in an amount equal to the base salary to which he would have been entitled during the notice period, and monthly payments equal to his base salary for a period of six months in consideration of his non-competition and non-solicitation obligations in the event of the termination of his employment agreement.
•Ms. Blazewicz is entitled to three months’ notice of a termination of her employment agreement by the Company, or payment in lieu of such notice in an amount equal to the base salary to which she would have been entitled during the notice period, monthly payments equal to her base salary for a period of six months in consideration of her non-competition and non-solicitation obligations in the event of the termination of her employment agreement, and a severance payment equal to her base salary for a period of 12 months.
•Ms. von Bayern is entitled to six months’ notice of a termination of her employment agreement by the Company, or payment in lieu of such notice in an amount equal to the base salary to which she would have been entitled during the notice period, and monthly payments equal to her base salary for a period of 12 months in consideration of her non-competition and non-solicitation obligations in the event of the termination of her employment agreement.
•Mr. von Bretten is entitled to six months’ notice of a termination of his employment agreement by the Company, or payment in lieu of such notice in an amount equal to the base salary to which he would have been entitled during the notice period, and monthly payments equal to his base salary for a period of 12 months in consideration of his non-competition and non-solicitation obligations in the event of the termination of his employment agreement.
Effect of Section 409A on Timing of Payments and Equity Awards
Any amounts that are not exempt from Section 409A are subject to the required six-month delay in payment after termination of service if the NEO is a “specified employee” for purposes of Section 409A at the time of termination of employment. Amounts that otherwise would have been paid during the six-month delay will be paid in a lump sum on the first day after the delay period expires.

Potential Payments in the Event of Termination of Employment at the End of Our Last Fiscal Year
The following table sets forth the estimated incremental payments and benefits that would have been received by each NEO if employment had been terminated or upon a change in control on June 30, 2023. Amounts received due to accelerated vesting of equity awards were calculated using the closing price of our Class A Common Stock as of June 30, 2023, the last trading day of the fiscal year, which was $12.29. Exchange rates are calculated using the average monthly exchange rate during the fiscal year.

Name		Resignation with Good Reason	Termination without Cause	Termination for Cause	Resignation without Good Reason	Disability, Retirement or Death	Change in Control	Resignation with Good Reason or Termination without Cause after Change in Control (1)
Sue Nabi	(2)	$169,583,244	$169,583,244	$—	$—	$166,034,244	$—	$169,583,244
Laurent Mercier	(3)	$790,748	$790,748	$—	$—	$1,428,786	$—	$6,260,424
Kristin Blazewicz	(4)	$1,312,500	$1,312,500	$—	$—	$5,523,140	$—	$13,315,873
Anna von Bayern	(5)	$1,176,319	$1,176,319	$—	$—	$5,386,959	$—	$13,179,691
Gordon von Bretten	(6)	$2,100,000	$2,100,000	$—	$—	$2,355,587	$—	$10,664,631

(1)	Incremental payments represented in this column do not include any payments reported in the column labeled “Change in Control” that the NEO is entitled to receive pursuant to such change in control.
(2)
Reflects Ms. Nabi’s entitlement, in the event that her employment agreement is terminated, (a) to monthly payments equal to her base salary for a period of 12 months in consideration of her non-competition obligations thereunder; (b) an applicable statutory advance notice period (or payment in lieu thereof) and (c) applicable vesting of her unvested equity awards pursuant to the terms of the awards.

(3)
Reflects Mr. Mercier’s entitlement, in the event that his employment agreement is terminated, (a) to monthly payments equal to his base salary for a period of six months in consideration of his non-competition obligations thereunder; (b) an applicable statutory advance notice period (or payment in lieu thereof) and (c) applicable vesting of his unvested equity awards pursuant to the terms of the awards.

(4)	Reflects Ms. Blazewicz’s entitlement, in the event that her employment agreement is terminated, (a) to monthly payments equal to her base salary for a period of six months in consideration of her non-competition obligations thereunder; (b) a severance payment pursuant to her employment agreement equal to her salary for a period of 12 months; (c) an applicable notice period of three months (or payment in lieu thereof) and (d) applicable vesting of her unvested equity awards pursuant to the terms of the awards.
(5)	Reflects Ms. von Bayern’s entitlement, in the event that her employment agreement is terminated, (a) to monthly payments equal to her base salary for a period of 12 months in consideration of her non-competition obligations thereunder; (b) an applicable statutory advance notice period (or payment in lieu thereof) and (c) applicable vesting of her unvested equity awards pursuant to the terms of the awards.
(6)	Reflects Mr. von Bretten’s entitlement, in the event that his employment agreement is terminated, (a) to monthly payments equal to his base salary for a period of 12 months in consideration of his non-competition obligations thereunder; (b) an applicable statutory advance notice period (or payment in lieu thereof) and (c) applicable vesting of his unvested equity awards pursuant to the terms of the awards.
Chief Executive Officer Pay Ratio
The fiscal year 2023 total compensation of Sue Nabi, who serves as our Chief Executive Officer was $149,429,486. The fiscal year 2023 total compensation of the Company’s median employee, based on compensation of all our U.S. and non-U.S. employees who were employed as of April 6 , 2023, other than Ms. Nabi, was $39,643. The ratio of the CEO’s total compensation to the median employee’s total compensation (our “Pay Ratio”) in fiscal year 2023 was 3,769 to 1. Excluding the equity awards granted in May 2023, including RSUs that vest over five years, Ms. Nabi’s fiscal year 2023 annualized total compensation would be $3,554,486 and the pay ratio would be 90 to 1.

To identify our median employee for fiscal year 2023, we used the same approach and methodology we used in 2022, 2021 and 2020 to identify the Company’s median employee. We included all full-time, part-time, temporary and seasonal employees in 36 countries globally and did not rely on any of the permitted exemptions under the SEC rules. We utilized annualized total cash received as compiled from our payroll records to identify the median employee. The median employee identified is a different employee from the one identified for fiscal year 2022. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the Pay Ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance
The following table and accompanying descriptions set forth information concerning the compensation of our Chief Executive Officer (CEO) and our non-CEO Named Executive Officers (collectively, the “Other NEOs”) for each of the fiscal years ending June 30, 2021, 2022 and 2023 and our financial performance of each such fiscal year. For all periods, Sue Nabi served as Chief Executive Officer, and the other NEOs were, Laurent Mercier, Chief Financial Officer; Kristin Blazewicz, Chief Legal Officer, General Counsel; Anna von Bayern, Chief Corporate Affairs Officer; and Gordon von Bretten, Chief Transformation Officer, except that in 2021, Pierre-Andre Terisse also served as Chief Financial Officer for a portion of the year.
As discussed in the Compensation Discussion and Analysis section above, the variable portion of our executive compensation program is tied to long-term stockholder returns through stock-based compensation that vests over many years and changes in the value of these restricted stock awards during a particular fiscal year are driven by stockholder returns in that fiscal year. The Company did not use financial performance measures in setting executive compensation for our CEO and other NEOs during the periods presented.
Pay Versus Performance Table

						Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary Compensation Table Total for CEO ($)		Compensation Actually Paid to CEO ($)(2)(3)	Summary Compensation Table Total for non-CEO NEOs ($)	Average Compensation Actually Paid to non-CEO NEOs ($)(2)((4)	Total Stockholder Return ($)(5)	Peer Group Total Stockholder Return ($)(6)	Net Income ($)(7)

Year 1 (Fiscal 2021)	283,791,455	(8)	283,791,455	2,823,173	12,131,881	72.40	174.10	(166,300,000)
Year 2 (Fiscal 2022)	3,557,753		(18,742,247)	3,580,579	2,314,036	63.00	136.70	55,500,000
Year 3 (Fiscal 2023)	149,429,486	(9)	194,979,486	3,469,850	7,144,903	93.40	161.80	495,000,000
(1) The following table shows the CEO and Non-CEO NEOs for each of fiscal 2021, 2022 and 2023:

Year	CEO	Non-CEO NEOs
2021	Sue Nabi	Laurent Mercier, Kristin Blazewicz, Anna von Bayern, Gordon von Bretten, Pierre-Andre Terisse
2022	Sue Nabi	Laurent Mercier, Kristin Blazewicz, Anna von Bayern, Gordon von Bretten
2023	Sue Nabi	Laurent Mercier, Kristin Blazewicz, Anna von Bayern, Gordon von Bretten
(2) The dollar amounts reported represent the amount of “compensation actually paid,” as calculated in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our executives during the applicable year. In accordance with SEC rules, certain adjustments were made to the Summary Compensation Table total compensation to determine the amount of “compensation actually paid,” including adding (i) the year-end value of equity awards granted during the reported year, and (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year. For purposes of calculating “compensation actually paid,” the fair value of equity awards is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the Summary Compensation Table.

(3) The following table shows the amounts deducted from and added to the Summary Compensation Table total compensation to calculate “compensation actually paid” to Ms. Nabi.

CEO Compensation Actually Paid	2021	2022	2023
Summary Compensation Table Total Compensation	$283,791,455	$3,557,753	$149,429,486
(Minus) Grant Date Fair Value of Awards Granted During the Year	$(280,200,000)	$—	$(145,875,000)
Plus Fair Value as of Year-End or (if applicable) Vest Date of Equity Awards Granted during the Year	$280,200,000	$—	$153,625,000
Plus (Minus) Change from Prior Year-End in Fair Value of Awards That Vested During the Year	$—	$4,300,000	$(5,000,000)
Plus (Minus) Year-over-Year Change in Fair Value of Unvested Awards Granted in Prior Years	$—	$(26,600,000)	$42,800,000
Compensation Actually Paid	$283,791,455	$(18,742,247)	$194,979,486
(4) The following table shows the amounts deducted from and added to the average Summary Compensation Table total compensation to calculate the average “compensation actually paid” to our Non-CEO NEOs.

Non-CEO NEO Compensation Actually Paid	2021	2022	2023
Summary Compensation Table Total Compensation	$2,823,173	$3,580,579	$3,469,850
(Minus) Grant Date Fair Value of Awards Granted During the Year	$(2,099,998)	$(2,458,323)	$(2,494,055)
Plus Fair Value as of Year-End or (if applicable) Vest Date of Equity Awards Granted during the Year	$6,110,275	$2,539,390	$4,630,202
Plus (Minus) Change from Prior Year-End in Fair Value of Awards That Vested During the Year	$874,799	$(401,054)	$160,578
Plus (Minus) Year-over-Year Change in Fair Value of Unvested Awards Granted in Prior Years	$4,423,632	$(946,557)	$1,699,484
Compensation Actually Paid	$12,131,881	$2,314,036	$7,144,903

(5) Pursuant to SEC Rules, the total shareholder return (TSR) figures assume an initial investment of $100. The TSR is cumulative for the measurement periods beginning on June 30, 2020 and ending on each of June 30, 2021, 2022 and 2023, respectively, calculated in accordance with Item 201(e) of Regulation S-K. and the TSR of the S&P 500 Index over the same periods.
(6) The peer TSR reflects the TSR of the S&P 500 Index and the peer group reported in the Company’s Stock Performance Graph in the 2023 Annual Report on Form 10-K. The Peer Group includes L'Oréal S.A., Inc., Estée Lauder Companies, Inc., Beiersdorf AG, Shiseido Company, Limited and Inter Parfums Inc. (the “Peer Group”). We added Beiersdorf AG to our Form 10-K peer group to replace Revlon, Inc. following its delisting from the New York Stock Exchange. The returns of each company in the Peer Group have been weighted according to their respective stock market capitalization at the beginning of the measurement period for purposes of arriving at a Peer Group average.
(7) Consistent with SEC guidance, no additional performance measures are shown because, as discussed in the Compensation Discussion and Analysis, the Company does not use any financial performance measures to link executive compensation to company performance since our executives’ compensation is tied directly to the creation of shareholder value, as reflected by changes in our total shareholder return.
(8) On June 30, 2021, Ms. Nabi was granted a one-time sign-on award of 30,000,000 RSUs under the Company’s ELTIP. The award vests and settled in 10,000,000 shares of the Company’s Class A Common Stock on each vesting date of August 31, 2021, August 31, 2022 and August 31, 2023.
(9) On May 4, 2023 the Company granted Ms. Nabi a one-time award of 10,416,667 RSUs, which will vest and settle in shares of the Company’s Class A Common Stock over five years on the following vesting schedule: (i) 15% of the RSU Award on September 1, 2024, (ii) 15% of the RSU Award on September 1, 2025, (iii) 20% of the RSU Award on September 1, 2026, (iv) 20% of the RSU Award on September 1, 2027; and (v) 30% of the RSU Award on September 1, 2028, in each case subject to Ms. Nabi’s continued employment through the applicable vesting date. In addition, on May 4, 2023, pursuant to the terms of the new arrangement the Company also granted Ms. Nabi an award of 2,083,333 PRSUs, which will fully vest on September 1, 2026 subject to the achievement of three-year performance objectives to be determined by the Board and subject to Ms. Nabi’s continued employment.
Total Compensation Actually Paid
The fair value of all equity awards is based on the closing price of our common stock on the vesting or valuation date (or the preceding trading day if such date was not a trading day). The dollar amounts in the total column of the Summary Compensation Table and the Pay Versus Performance Table reflect the grant date fair values with respect restricted stock awards granted during the respective fiscal year. Those amounts may vary significantly year over year due to factors such as stock price volatility, as was the case for the years presented here.
Most Important Financial Measures
As noted above, the variable portion of our executive compensation program is tied to long-term stockholder returns through stock-based compensation that vests over many years. The Company believes that this emphasis on stock-based compensation is appropriate as the NEOs have the greatest role in establishing the Company’s direction and therefore should have the greatest proportion of their compensation aligned with the long-term interests of stockholders. Changes in the value of these restricted stock awards during a particular fiscal year are driven by stockholder returns in that fiscal year. Our executives’ compensation is negatively impacted if our stock price is flat or declines and is favorably impacted if the stock price increases and performs favorably. As a result, our share price performance significantly affects Compensation Actually Paid. The amounts actually realized under these awards will depend on and align directly with our future stock price performance over the terms of the awards. Since our executives’ compensation is tied directly to the creation of shareholder value, we did not use financial performance measures in setting executive compensation for our CEO and other NEOs during the periods presented.
Relationship Between Pay and Performance
Similarly, as shown in the graphic below, the change in the fair value of restricted stock unit awards held by our NEOs closely aligns with year-over-year changes in our TSR. Restricted stock unit awards that are granted during the year based on considerations described in each year’s Compensation Discussion and Analysis are the other primary element affecting Compensation Actually Paid. The amounts actually realized under these awards will depend on and align directly with our future stock price performance over the terms of the awards.
CAP vs. Total Shareholder Return

Total Compensation Actually Paid to CEO vs Company and Peer TSR

$300,000,000
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$0
-$50,000,000
CAP
$283,791,455
$194,979,486
-$18,742,247
2021
2022
2023
YEAR
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
TRS
Compensation Actually Paid to CEO
COTY
Peer Companies

Total Compensation Actually Paid to Non-CEO NEO's vs Company and Peer TSR
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
CAP
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
TRS
$12,131,881
$2,314,036
$7,144,903
2021
2022
2023
YEAR
Compensation Actually Paid to Non-CEO NEOs
COTY
Peer Companies

CEO CAP vs. Net Income

CEO Compensation Actually Paid vs Net Income

$300,000,000
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$0
-$50,000,000
CAP
$600.000
$500.000
$400.000
$300.000
$200.000
$100.000
$0.000
-$100.000
-$200.000
NET INCOME
$283,791,455
-$18,742,247
$194,979,486
-$166.300
$55.500000
$495.000000
2021
2022
2023
YEAR
Compensation Actually Paid to CEO
Net Income

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The AFC has the sole authority to appoint, retain or terminate our independent registered public accounting firm and to approve the compensation of our independent registered public accounting firm. The AFC has retained Deloitte to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2024 to audit our consolidated financial statements. Deloitte has audited our financial statements each fiscal year since 1995.
The AFC monitors the independence and performance of our independent registered public accounting firm and internal audit department. By engaging in this process, the AFC is able to evaluate the quality and efficiency of the services provided by the auditor, in addition to the auditor’s technical expertise and knowledge of our operations and industry. The AFC and management consider Deloitte to be well qualified and strongly believe the continued retention of Deloitte is in our best interest and the best interests of our stockholders.
As a matter of corporate governance, the AFC submits its selection of Deloitte as our independent registered public accounting firm for the year ending June 30, 2024 to the stockholders for ratification. In the event that the stockholders should not ratify the appointment of Deloitte, the AFC will reconsider the appointment.
One or more representatives of Deloitte will be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Proposal: Ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2024.
Recommendation: The Board recommends a vote FOR the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2024.
Vote Required: Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast.
AUDIT FEES AND OTHER FEES
The following table shows the fees we paid (or will pay) for audit and other services provided by Deloitte for fiscal year 2023 and 2022:

Fee Type	Fiscal Year 2023 (in thousands)	Fiscal Year 2022 (in thousands)
Audit Fees (1)	$8,480	$8,913
Audit-Related Fees (2)	226	157
Tax Fees (3)	1,393	1,201
All Other Fees(4)	79	—
Total	$10,178	$10,271

(1)	This category represents the fees associated with the annual audit, the audit of internal control over financial reporting, international statutory audit requirements and regulatory filings.
(2)	This category includes fees paid for professional services associated with support related to certifications performed for statutory requirements.
(3)	For 2023 and 2022, this category represents the fees for tax compliance and compliance related advisory services.
(4)	This category represents all other fees that are not included in the above categories, and represents fees paid for an assessment of marketing spending effectiveness.
Pre-Approval Policies and Procedures
In accordance with the rules promulgated by the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board, the AFC pre-approves all services, audit and non-audit, provided to the Company by its independent registered public accounting firm.

The AFC has adopted a policy for the pre-approval of services provided by Deloitte. For each proposed service, Deloitte is required to provide detailed supporting documentation in advance of the pre-approval to permit the AFC to make an appropriate determination as to whether the provision of such services would impair auditor independence. Pursuant to this policy, the AFC has delegated to the AFC chair pre-approval authority subject to specified limits.
All services performed by Deloitte as our independent registered public accounting firm for fiscal year 2023 and 2022 were pre-approved by the AFC.
AUDIT AND FINANCE COMMITTEE REPORT
The following report summarizes the AFC’s actions during fiscal year 2023. This report shall not be deemed to be incorporated by reference by any general statement incorporating the Proxy Statement by reference into any filing under the Exchange Act or the Securities Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
In accordance with its written charter, the AFC assists the Board by overseeing and monitoring:
1.the integrity of the Company’s financial statements;
2.the Company’s compliance with legal and regulatory requirements;
3.the independent registered public accounting firm’s qualifications, independence and performance; and
4.the performance of the Company’s internal control function and its system of internal and disclosure controls.
The members of the AFC meet the applicable independence and experience requirements of the SEC and the NYSE and the standards for determining a director’s independence adopted by the Board.
During fiscal year 2023, the AFC met nine times.
The AFC reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended June 30, 2023 with management and Deloitte, the Company’s independent registered public accounting firm. Management is responsible for the preparation of the Company’s financial statements, and the independent registered public accounting firm is responsible for conducting an audit of such financial statements.
The AFC has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the AFC concerning independence, has discussed the independence of the independent registered public accounting firm with the independent registered public accounting firm and has satisfied itself as to the independent registered public accounting firm’s independence.
The AFC reviewed with the independent registered public accounting firm its audit plans, audit scope and identification of audit risks. The AFC also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal control function and its system of internal and disclosure controls.
The AFC discussed and reviewed with the independent registered public accounting firm all communications required by SEC regulations and by the standards of the Public Company Accounting Oversight Board and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The AFC discussed, reviewed and monitored the Company’s plans and activities related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 on a regular basis.
Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the AFC recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10‑K for the fiscal year ended June 30, 2023 for filing with the SEC. The AFC also recommended the appointment of the independent registered public accounting firm.
The Audit and Finance Committee of the Board of Directors
    Robert Singer, Chair
    Isabelle Parize
Johannes Huth

Proposal No. 4: Stockholder Proposal Regarding a Report on Plastic Packaging Reduction

We have been advised that As You Sow on behalf of the Warren Wilson College or an appointed representative, will present the following proposal for consideration during the 2023 Annual Shareholders’ Meeting. This proposal and supporting statement are quoted verbatim below and Coty Inc. is not responsible for any inaccuracies contained in them. We will promptly provide the shareholder proponent’s name, address, and, to our knowledge, share ownership upon a shareholder’s oral or written request given to our Corporate Secretary at Coty Inc., 350 Fifth Avenue, New York, New York 10118.

“WHEREAS: The growing plastic pollution crisis poses increasing risks to Coty Inc. Corporations could face an annual financial risk of approximately $100 billion should governments require them to cover the waste management costs of the packaging they produce.1 New laws to this effect were recently passed in Maine, Oregon, Colorado, and California,2 while the European Union has enacted a $1 per kilogram tax on all non-recycled plastic packaging waste.3

The Pew Charitable Trusts’ groundbreaking Breaking the Plastic Wave report (“Pew Report”) concludes that improved recycling is insufficient; at least one-third of overall plastic use must be eliminated to stem the global plastic pollution crisis. It finds that plastic use reduction is the most viable solution from environmental, economic, and social perspectives. Without immediate and sustained new commitments, annual flows of plastics into oceans could nearly triple by 2040.4

Coty has fallen behind its peers in plastic packaging reductions, earning an “F” in a 2021 Corporate
Plastic Pollution Scorecard.5 Coty is also notably absent from the Ellen MacArthur Foundation’s Global
Commitment to reduce plastic pollution. Signatories have committed to reduce their virgin plastic use by an average of 20% by 2025.6 While our Company has some packaging sustainability goals, none focus directly on plastic and its specific risks.7

Competitors L’Oreal and L'Occitane are Global Commitment signatories and have set goals to reduce virgin plastic packaging use by 33% and 15%, respectively.8 At least sixty other consumer goods and retail companies have adopted goals to reduce use of virgin plastic packaging, and the majority have already reduced their use of plastic packaging over a 2018 baseline.9

Further, all Global Commitment signatories have committed to move towards reusable packaging.
L’Occitane uses more than 16% reusable packaging and will implement reuse models at 95% of its retail stores by 2025.10 Coty does not have a quantifiable, timebound goal to substitute its single-use packages for reusables, nor a plastic reduction goal.

Coty could avoid regulatory, environmental, and financial risks by undertaking new commitments to reduce its plastic use.

RESOLVED: Shareholders request that the Board issue a report, at reasonable expense and excluding proprietary information, describing how the Company could reduce its plastics use in alignment with the one-third reduction findings of the Pew Report, or other authoritative sources, to reduce its contribution to ocean plastic pollution.

SUPPORTING STATEMENT: The report should, at Board discretion:
_____________________________________________________________________________
1 https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf

2 https://www.packworld.com/news/sustainability/article/22419036/four-states-enact-packaging-epr-laws
3 https://commission.europa.eu/strategy-and-policy/eu-budget/long-term-eu-budget/2021-2027/revenue/ownresources/
plastics-own-resource_en
4 https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf
5 https://www.asyousow.org/report-page/plastic-pollution-scorecard-2021/
6 https://emf.thirdlight.com/link/f6oxost9xeso-nsjoqe/@/#id=
7 https://assets.contentstack.io/v3/assets/blted39bd312054daca/blt3750dde78a818f79/637374c32f1aba10d25a6552/COTYSustainabilityReport FY22-Final.pdf
8 https://gc-22.emf.org/ppu/?_gl=1*1dfyllj*_ga*MzM0MDA1MDE0LjE2Nzk0MzMxNTk.*_ga_V32N675KJX*MTY4MzgxNjU2Mi45LjAuMTY4
MzgxNjU2Mi42MC4wLjA.
9 https://emf.thirdlight.com/link/f6oxost9xeso-nsjoqe/@/#id=2
10 https://gc-22.emf.org/detail-ppu?cid=L%27OCCITANE+

• Assess the reputational, financial, and operational risks associated with continuing to use substantial amounts of single-use plastic packaging while plastic pollution grows;
• Evaluate dramatically reducing the amount of plastic used in our packaging through transitioning to reusables; and
• Describe how the Company can further reduce single-use packaging, including any planned reduction strategies or goals, materials redesign, substitution, or reductions in virgin plastic use”

Statement in Opposition to Stockholder Proposal

Our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal. We recognize that conserving and protecting the natural environment is a vital part of our responsibility as a business. We are committed to minimizing the environmental impact of our operations and preserving resources for generations to come.

Our packaging is key to transporting our products, protecting our formulas, and engaging with and informing consumers at the point of sale. Importantly, it is also a significant contributor to our environmental footprint, accounting for approximately a third of our total carbon footprint. Reducing the amount of packaging we use across our portfolio is a major lever to targets lowering our environmental impact.

In fiscal 2022, we made considerable progress towards our environmental impact goals by developing our new packaging strategy and associated targets, following our environmental footprint study completed in 2021, which is now being implemented across our business and brands.

As part of this packaging strategy, Coty has launched new packaging targets as a key driver in reducing the company’s carbon footprint:
▪Across Coty, an average of a 20% reduction in packaging by 2030, measured by gram per milliliter of product manufactured.
▪Target is set against Coty’s 2019 calendar year baseline.
▪Decreasing the weight of packaging and reduce unnecessary packaging, whilst ensuring that safety and performance is not compromised.

▪30% post-consumer recycled materials (PCR) by 2030
▪Increasing our use of recycled content, including plastic and other materials we use such as glass and carton.

▪100% FSC or PEFC-certified folding box boards by 2025
▪Preserving forest resources through purchasing certified materials.

These targets will be a key driver in reducing our carbon footprint. Given our diverse packaging mix, plastics are not necessarily our biggest impact here. However, we recognize the need to and actively investigate many options to reduce all environmental impacts. Therefore, Coty’s sustainable packaging commitments include the following components:

▪Reusable or refillable packaging
▪Increasing the proportion of reusable solutions versus single-use across our packaging portfolio.
▪Prioritizing the development of refillable options for our fragrance and body care products.
▪The ambition to ultimately develop reusable solutions for each product category.

▪In fiscal year 2022, we introduced our first refillable body care solutions (Adidas Active Skin & Mind shower gels) featuring more than an 18% packaging weight reduction vs. the brand's original baseline body care range. The bottle is made from 99.8% PCR, and the cap is 48% PCR.
▪Recyclability
▪Improving the recycling profile of our packaging by reducing the presence of disruptors.
▪Using existing recycling streams wherever possible.

▪Partnership with Sustainable Packaging Initiative for Cosmetics (SPICE)
▪Since 2020, Coty has deployed the SPICE Life Cycle Assessment Tool for embedding sustainability into the packaging design process and supporting decision-making.

Across our facilities we are continuously looking for opportunities to reduce the waste we produce. This includes not only reducing wasted raw materials, but also eliminating unnecessary packaging.

▪Waste Commitments
▪In fiscal year 2022, we reached our goal of sending zero waste to landfill from our factories and distribution centers.
▪Recycling goal of 80% by 2030. In fiscal year 2022, we achieved a recycling rate of over 70%.
▪Introducing new packaging methods for inbound materials that use bulk, rather than individual packaging, that minimizes unnecessary plastic, cardboard and foam, with the potential to prevent approximately 45 metric tons of waste each year.

We continue to evaluate and implement opportunities to reduce plastic use in our product packaging. Given the above progress of our sustainable packaging strategy including detailed reporting available in Coty’s 2022 Sustainability Report (www.coty.com/sustainability), we don’t believe additional reporting on packaging and plastics use is necessary at this time. Additional information about Coty’s packaging and waste strategy can be found on Coty’s website at coty.com/sustainability.

For the foregoing reasons, we recommend you vote AGAINST this proposal.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS AND DIRECTOR NOMINATIONS FOR THE 2024 ANNUAL MEETING
In accordance with Rule 14a-8 under the Exchange Act, as amended (“Rule 14a-8”), proposals to be considered for inclusion in our proxy statement for the 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be received by us at our principal executive offices on or before May 24, 2024. Proposals must comply with the procedures and requirements set forth in Rule 14a-8 and will not be effective otherwise.
In accordance with our Bylaws, director nominations and other business to be brought before the 2024 Annual Meeting by a stockholder, other than proposals pursuant to Rule 14a-8, must be received in writing by us at our principal executive offices located at 350 Fifth Avenue, New York, New York 10118, no earlier than the close of business on July 6, 2024 and no later than the close of business on August 4, 2024. Proposals must comply with the procedures and requirements set forth in our Bylaws. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2024 Annual Meeting of Stockholders and the proposal fails to comply with the advance notice procedures set forth in our Bylaws, our proxy confers discretionary authority on the persons being appointed as proxies on behalf of our Board to vote on the proposal.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice by the same deadlines as disclosed above which are set forth in our Bylaws and such notice must include the information in the notice required by our Bylaws and by Rule 14a-19 under the Exchange Act.
Proposals should be submitted in writing to Corporate Secretary, Coty Inc., 350 Fifth Avenue, New York, New York 10118.

OTHER MATTERS
As of the date of this Proxy Statement, we do not know of any other matters that may be presented for consideration at the Annual Meeting other than the items set forth in the notice of Annual Meeting above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board, in absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors,

Kristin Blazewicz
Chief Legal Officer, General Counsel and Secretary

COTY

COTY INC.
350 FIFTH AVENUE
NEW YORK, NY 10118

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/coty2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V22939-P96898

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COTY INC.

The Board of Directors recommends a vote FOR all nominees, FOR proposals 2 and 3, and AGAINST proposal 4.

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Beatrice Ballini	☐	☐
1b. Joachim Creus	☐	☐
1c. Olivier Goudet	☐	☐
1d. Peter Harf	☐	☐
1e. Johannes P. Huth	☐	☐
1f. Mariasun Aramburuzabala Larregui	☐	☐
1g. Anna Adeola Makanju	☐	☐
1h. Sue Y. Nabi	☐	☐
1i. Isabelle Parize	☐	☐
1j. Lubomira Rochet	☐	☐
1k. Robert Singer	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and the Proxy Card are available at www.proxyvote.com.

V22940-P96898

COTY INC.
Annual Meeting of Stockholders
November 2, 2023 8:30 A.M., ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kristin Blazewicz and Sue Y. Nabi, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock including shares of Series B Convertible Preferred Stock as-converted into Class A Common Stock of COTY INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., ET on November 2, 2023, at www.virtualshareholdermeeting.com/coty2023, and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED FOR EACH OF THE ELEVEN DIRECTOR NOMINEES FOR ELECTION, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4, AND IN THE SOLE DISCRETION OF THE PROXIES ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

Continued and to be signed on reverse side